Exhibit 4.1

INDENTURE

Dated as of June 12, 2024

Among

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

and

ALLIANCE RESOURCE FINANCE CORPORATION,

as Issuers

ALLIANCE RESOURCE PARTNERS, L.P.,

as Parent

THE SUBSIDIARY GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

8.625% SENIOR NOTES DUE 2029

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Page

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of June 12, 2024, among Alliance Resource Operating Partners, L.P., a Delaware limited partnership (the “Company”), and Alliance Resource Finance Corporation, a Delaware corporation (“Finance Corp.,” and, together with the Company, the “Issuers”), Alliance Resource Partners, L.P., a Delaware limited partnership (“Parent”), and the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto and Computershare Trust Company, N.A., as the Trustee.

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the creation of and issue of $400,000,000 aggregate principal amount of 8.625% Senior Notes due 2029 (the “Initial Notes”); and

WHEREAS, the Issuers, Parent and each of the Subsidiary Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuers, Parent, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (a) of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Parent or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Parent or such acquisition, including any Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of Parent and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)any property, plant, equipment or other asset (excluding working capital or current assets) to be used by Parent or any of its Restricted Subsidiaries in a Permitted Business;

(2)the Capital Stock of a Person that becomes a Restricted Subsidiary of Parent as a result of the acquisition of such Capital Stock by Parent or its Restricted Subsidiary; or

(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Parent;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Notes” means Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)1.0% of the principal amount of such Note, and

(2)the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on June 15, 2026 (such redemption price being set forth in Section 3.07(e)), plus (ii) all required interest payments due on such Note through June 15, 2026 (in each case excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares and shares issued to foreign nationals as required by law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation, arrangement or similar transaction; provided, however, that, (a) the disposition of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole will not constitute an “Asset Disposition” but will be governed by the provisions of this Indenture under Section 4.14 and/or the provisions described under Section 5.01 and not by the provisions of Section 4.10, and (b) a Specified Minerals Disposition will not constitute an “Asset Disposition”.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)a disposition of assets by a Restricted Subsidiary to Parent or by Parent or any of its Restricted Subsidiaries to a Restricted Subsidiary of Parent;

(2)a disposition of Cash Equivalents or digital currencies;

(3)a disposition of inventory or other assets in the ordinary course of business or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or dispositions of Receivables Assets in connection with a Permitted Receivables Financing;

(4)a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that are no longer used or useful in the conduct of the business of Parent and its Restricted Subsidiaries;

(5)the disposition of all or substantially all of the assets of Parent in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)an issuance of Capital Stock by a Restricted Subsidiary to Parent or to a Restricted Subsidiary of Parent;

(7)any Permitted Investment or Restricted Payment in compliance with Section 4.07 and any disposition thereof;

(8)dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $35.0 million;

(9)the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)the issuance by a Restricted Subsidiary of Parent of Disqualified Stock or Preferred Stock that is permitted by Section 4.09;

(11)the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Parent and its Restricted Subsidiaries;

(12)foreclosure on, or condemnation of, assets;

(13)any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)the unwinding of any Hedging Obligations;

(15)the surrender, waiver or modification of contract rights or the settlement, release or surrender of contract, tort or other claims;

(16)any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries, taken as a whole; provided that Parent shall apply any Cash Equivalents received in any such exchange of assets as described in Section 4.10(b);

(17)dispositions to the extent required by, or made pursuant to, buy/sell arrangements or similar agreements between the stockholders, members, partners, owners or joint venture parties set forth in shareholder agreements, entity constituent governing documents and agreements, partnership agreements, joint venture arrangements and similar binding agreements;

(18) dispositions of crude oil and natural gas properties; provided that at the time of any such disposition such properties do not have associated with them any proved reserves;

(19) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Parent or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 90 days after the acquisition of, the property that is subject thereto; and

(20) the abandonment, farm-out, lease, assignment, sub-lease, license or sub-license of any real or personal property or developed or undeveloped oil and gas properties customary in the oil and gas business generally or in the ordinary course of business, including pursuant to agreements or activities described in the definition of Permitted Oil and Gas Investments.

“Available Cash” has the meaning given to such term in the Partnership Agreement, as in effect on the date of this Indenture.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, Disqualified Stock or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)with respect to Finance Corp., its board of directors;

(2)with respect to the Company or Parent, the Board of Directors of the Managing General Partner (or any other Person serving a similar function for the Company or Parent) or any authorized committee thereof;

(3)with respect to any other partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner, or in each case any duly authorized committee thereof; and

(4)with respect to any other Person, the Person, manager, board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Cash Equivalents” means:

(1)U.S. dollars, Euros or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)marketable general obligations issued by any state of the United States or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from a Rating Agency, or carrying an equivalent rating by a nationally recognized rating agency;

(4)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by Fitch or any other nationally recognized rating agency, and having combined capital and surplus in excess of $500.0 million;

(5)repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by, or carrying an equivalent rating by Fitch or any other nationally recognized rating agency, if and in any case maturing within one year after the date of acquisition thereof;

(7)interests in any investment company which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above or a money market fund having a credit rating of “AA” or better from either S&P Global Ratings or Moody’s Investor Services, Inc. or carrying an equivalent rating by Fitch Ratings or any other nationally recognized rating agency; and

(8)in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments similar to those described in the foregoing clauses (1) through (7) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Agreements” means any agreement providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfer of funds or any similar transaction.

“Change of Control” means:

(1)the consummation of any transaction (including, without limitation, any merger, consolidation, amalgamation or arrangement) the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Managing General Partner and possesses the right to appoint a majority of the Board of Directors of the Managing General Partner (or, following a conversion of the Parent from a limited partnership to a corporation (and so long as the Parent is not subsequently converted to a limited partnership), more than 50% of the Voting Stock of the Parent), other than any such transaction in which the Managing General Partner or Parent becomes a Subsidiary of another Person and the holders of outstanding Voting Stock of the Managing General Partner or the Capital Stock of the Parent, as applicable, immediately prior to such transaction continue to own immediately after such transaction a majority of the Voting Stock of such Person or its parent and, in any case, a Rating Decline occurs with respect to such transaction within the time period specified in the definition thereof;

(2)the removal of the Managing General Partner by the limited partners of the Parent in accordance with the Partnership Agreement;

(3)the first day on which the Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Voting Stock of the Company or Finance Corp., except as a result of a transaction in compliance with Section 5.01;

(4)the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation, amalgamation or arrangement), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder, and a Rating Decline occurs with respect to such transaction within the time period specified in the definition thereof; or

(5)the adoption by the partners of the Parent of a plan or proposal for the liquidation or dissolution of the Parent.

Notwithstanding the preceding, a conversion of the Parent from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Capital Stock in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as defined above) who Beneficially Owned the Capital Stock of the Parent immediately prior to such transactions continue immediately after such transaction to Beneficially Own in the aggregate more than 50% of the Capital Stock of such entity, or continue to Beneficially Own sufficient Voting Stock in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” other than a Permitted Holder, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Parent or any of its Restricted Subsidiaries designed to protect or manage exposure of the Parent or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually produced or used in the ordinary course of business of the Parent and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s Capital Stock other than Preferred Stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such stock.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture.

“Conflicts Committee” has the meaning the meaning given to such term in the Partnership Agreement.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)if Parent or any of its Restricted Subsidiaries:

(a)has Incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period; or

(b)has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a repayment, redemption, retirement, defeasance or other discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such repayment, redemption, retirement, defeasance or other discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period;

(2)if since the beginning of such period, Parent or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Parent or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to Parent and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of Parent is sold or in the case of discontinued operations, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary or discontinued operations to the extent Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)if since the beginning of such period Parent or any of its Restricted Subsidiaries (by merger, consolidation, amalgamation, arrangement or otherwise) will have made an Investment in any Restricted Subsidiary of Parent (or any Person that becomes a Restricted Subsidiary of Parent or is merged with or into Parent or any of its Restricted Subsidiaries) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Company; and

(4)if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of Parent or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period) will have Incurred any Indebtedness or repaid, redeemed, retired, defeased or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by Parent or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Parent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period:

(1)increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)Consolidated Interest Expense; plus

(b)Consolidated Income Taxes; plus

(c)consolidated amortization, depletion and depreciation expense; plus

(d)consolidated impairment charges; plus

(e)other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(f)any expenses or charges related to any Equity Offering, Permitted Investment, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes; plus

(g)any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Parent and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (g) shall not exceed $20.0 million in any consecutive four-quarter period; plus

(h)accretion of asset retirement obligations, net of cash payments for such asset retirement obligations;

(2)decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding the accrual of revenue in the ordinary course of business and any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(3)increased or decreased (without duplication) to eliminate the following items to the extent reflected in Consolidated Net Income:

(a)any net gain or loss resulting in such period from currency translation gains or losses; and

(b)effects of adjustments (including the effects of such adjustments pushed down to Parent and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)interest expense attributable to Finance Lease Obligations;

(2)amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded from the calculation of Consolidated Interest Expense;

(4)commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than Parent or a Restricted Subsidiary; and

(9)Receivables Fees.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person.

“Consolidated Net Income” means, for any period, the net income (loss) of Parent and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)any net income (loss) of any Person if such Person is not a Restricted Subsidiary of Parent or that is accounted for by the equity method of accounting, except that subject to the limitations contained in clauses (3) through (12) below, Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of Parent, to the limitations contained in clause (2) below);

(2)solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(4)(C)(1), any net income (but not loss) of any Restricted Subsidiary of Parent (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)subject to the limitations contained in clauses (3) through (12) below, Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary of Parent as a dividend (subject, in the case of a dividend to another Restricted Subsidiary of Parent, to the limitation contained in this clause); and

(b)Parent’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Parent or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(4)any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)any extraordinary or non-recurring gain or loss (less any Transaction Costs);

(6)any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments or digital currencies or assets;

(7)any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests;

(8)the cumulative effect of a change in accounting principles;

(9)any non-cash goodwill or asset impairment charge in accordance with GAAP;

(10)any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(11)any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any unrealized net loss or gain resulting from hedge agreements for currency exchange risk); and

(12)to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 90 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that (x) if net income is increased as a result of any amounts received from an insurer in respect of such a liability, casualty event or business interruption and the right to be so reimbursed was used in a prior period to increase Consolidated Net Income pursuant to this clause (12), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual reimbursement received is less than the expected reimbursement amount excluded in a prior period pursuant to this clause (12), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual reimbursement amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Company is entitled to no reimbursement.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 and for Agent services such office shall also mean the office or agency of the Trustee located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate Trust Services – Alliance Resource Administrator, or such other address as to which the Trustee may give notice to the Holders and the Issuers.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility), agreements or instruments providing for revolving credit loans, term loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under any credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as “Designated Non-Cash Consideration” less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Parent or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Parent or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that Parent or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“DTC” means The Depository Trust Company.

“Equity Offering” means any public offering or private placement for cash by Parent of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees of Parent or its Affiliates, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management in good faith.

“Finance Corp.” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture.

“Finance Lease Obligations” means an obligation that would have been required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Fitch” means Fitch Ratings Inc., and any successor to its ratings agency business.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Government Securities” means securities that are (a) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, as the case may be, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Liens permitted by clause (25) of the definition of Permitted Liens.

“Guarantor” means Parent and each Restricted Subsidiary of Parent (other than the Issuers) in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary of Parent that provides a Note Guarantee after the Issue Date in accordance with this Indenture; provided that upon release or discharge of any Restricted Subsidiary of Parent from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of Parent (1) the total assets of which (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) at the last day of the most recent fiscal quarter ending prior to the date of determination for which internal financial statements are available were less than 1.0% of Total Assets at such date and (2) the total revenue of which for the most recent four fiscal quarter period ending prior to the date of determination for which internal financial statements are available was less than 1.0% of the consolidated total revenue of Parent and its Restricted Subsidiaries for such period.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Parent; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)the principal component of indebtedness of such Person for borrowed money;

(2)the principal component of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)the principal component of all obligations of such Person in respect of letters of credit, letters of guarantee, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of being drawn);

(4)the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations) that are recorded as liabilities under GAAP, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)Finance Lease Obligations of such Person;

(6)the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than Liens permitted by clause (25) of the definition of Permitted Liens); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)to the extent not otherwise included in this definition, obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)to the extent not otherwise included in this definition, the component of amounts outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions, in each case that would appear as a liability of such Person in accordance with GAAP.

Notwithstanding the foregoing: (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest; (ii) in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable or not reflected as a liability on the balance sheet of Parent (excluding any notes thereto) and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (iii) “Indebtedness” shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; The “amount” or “principal component” of any Indebtedness outstanding as of any date will be determined in accordance with GAAP, except for (1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; (2) in the case of Hedging Obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; (3) in the case of any Finance Lease Obligation, the amount determined in accordance with the definition thereof;

In addition, “Indebtedness” of Parent and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the first paragraph of this definition that would not appear as a liability on the balance sheet of Parent and its Restricted Subsidiaries if:

(1)such Indebtedness is the obligation of a partnership or joint venture that is not a Subsidiary of Parent (a “Joint Venture”);

(2)Parent or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of Parent or any of its Restricted Subsidiaries (other than Liens permitted by clause (25) of the definition of Permitted Liens);

and then such Indebtedness shall be included in an amount not to exceed:

(a)the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of Parent or any of its Restricted Subsidiaries; or

(b)if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to Parent or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Permitted Businesses of nationally recognized standing in the United States that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto and includes any Notes issued in replacement thereof.

“Interest Payment Date” means June 15 and December 15 of each year.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than (i) advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business or (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)an acquisition of assets, Capital Stock or other securities by Parent or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of Parent.

For purposes of Section 4.07,

(1)“Investment” will include the portion (proportionate to Parent’s equity interest in a Restricted Subsidiary of Parent that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of Parent, Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Parent’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of Parent;

(2)any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)if Parent or any of its Restricted Subsidiaries sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Parent, Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Fitch or S&P, or any equivalent rating by any Rating Agency.

“Issue Date” means June 12, 2024.

“Issuers” means the parties named as such in the first paragraph of this Indenture or any successor obligors to their respective obligations under this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of Parent in which Parent or any of its Restricted Subsidiaries makes or holds any Investment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Managing General Partner” means Alliance Resource Management GP, LLC, a Delaware limited liability company, and its successors and permitted assigns under the Partnership Agreement, in its capacity as the managing general partner of the Parent.

“Minerals Assets” means:

(1)any property, plant, equipment or other asset (excluding working capital or current assets) to be used by Parent or any of its Restricted Subsidiaries in the Minerals Business;

(2)the Capital Stock of a Person that becomes a Restricted Subsidiary of Parent as a result of the acquisition of such Capital Stock by Parent or its Restricted Subsidiary; or

(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Parent;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Minerals Business.

“Minerals Business” means the business of directly or indirectly owning and investing in oil and gas mineral interests, including any business activities included in the Oil & Gas Royalties reporting segment of the Parent as of the Issue Date.

“Minimum Guarantee Amount” means $100.0 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net cash proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. federal, state, municipal and local taxes, and all foreign taxes, paid or payable or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Parent or any of its Restricted Subsidiaries after such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary of Parent that is not an Issuer or a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)as to which neither Parent nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind under any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens or (b) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens;

(2)no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Parent or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens, to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)the explicit terms of which provide there is no recourse against any of the assets of Parent or its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of Permitted Liens.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuers’ other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes, any Additional Notes and any notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Issuers dated May 29, 2024 relating to the initial offering of the Notes.

“Offer to Purchase” means an Asset Disposition Offer, Minerals Disposition Offer, or a Change of Control Offer.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Parent or, in the event that the Parent is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Parent or the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or Parent, as the case may be.

“Opinion of Counsel” means a written opinion from legal counsel who is licensed to practice in the applicable jurisdiction. The counsel may be an employee of, or counsel to, the Company or the Trustee.

“Parent” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Issuers, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Parent, dated as of July 28, 2017, as amended and as in effect on the Issue Date and as the same may be further amended, modified or supplemented from time to time.

“Permitted Business” means (i) any business that is the same as, or reasonably related, ancillary or complementary to, or is a reasonable extension, expansion or development of, any of the businesses in which Parent and its Restricted Subsidiaries are engaged on the date of this Indenture, including without limitation businesses that support the advancement of energy and related or industrial infrastructure, that engage in the design, manufacture or sale of technologies or products for industrial or consumer applications, or that participate in the broad energy transition or sustainability sectors and (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code

“Permitted Business Investments” means Investments by Parent or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Parent or in any Joint Venture, provided that:

(1)either (a) at the time of such Investment and immediately thereafter, Parent would be permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test set forth in Section 4.09(a) or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.07) not previously expended at the time of making such Investment;

(2)if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to Parent or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Parent or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any Guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by Parent and its Restricted Subsidiaries under the Consolidated Coverage Ratio test set forth in Section 4.09(a); and

(3)such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business in any material respect.

“Permitted Holder” means each of (a) C-Holdings, LLC, (b) Joseph W. Craft III, (c) the management, officers and directors of Alliance GP, LLC, the Company and/or the Managing General Partner who are also unitholders (or partners or shareholders) of Parent on the Issue Date (all such persons of management, officers and directors, together with Joseph W. Craft III whether or not he is as of any date of determination any such officer or director or member of management, collectively, the “Management Persons”), (d) the estate, trust, spouse, heirs, legatees and descendants of any Management Person and, in the case of a trust, of which (i) a Management Person and/or his or her spouse, heir, legatee or descendant (individually or collectively) is the trustee or (ii) a Management Person and/or his or her spouse, estate, heirs, descendants or legatees are the exclusive beneficiaries (collectively, the “MP Heirs, Trusts and Estates”), (e) the legal representative (in his, her or its capacity as such) of any Management Person or any of his or her MP Heirs, Trusts and Estates (as applicable) and (f) any corporation, limited liability company, partnership, trust or other legal entity that is majority-owned or controlled, directly or indirectly, by any of the foregoing.

“Permitted Investment” means an Investment by Parent or any of its Restricted Subsidiaries in:

(1)Parent or a Restricted Subsidiary of Parent;

(2)any Investment by Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Permitted Business if as a result of such Investment:

(a)such Person becomes a Restricted Subsidiary of Parent; or

(b)such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, arrangement or transfer;

(3)cash and Cash Equivalents;

(4)(a) endorsements for collection or deposit in the ordinary course of business and (b) receivables owing to Parent or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)loans or advances to employees, Officers or directors of Parent or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not in excess of $5.0 million at any one time outstanding;

(7)any Investment acquired by Parent or any of any of its Restricted Subsidiaries:

(a)in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(b)as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.10 or as a result of any other disposition of assets not constituting an Asset Disposition;

(9)Investments in existence on the Issue Date or made pursuant to contractual obligations described in the Offering Memorandum that are in existence on the Issue Date, or an Investment consisting of any extension, modification or renewal of any such Investment or such contractual obligation existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or (b) as otherwise permitted under this Indenture;

(10)Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations permitted to be Incurred in compliance with 4.09;

(11)Guarantees issued in accordance with Section 4.09;

(12)Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent and its Restricted Subsidiaries in connection with such plans;

(13)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)(a) Permitted Business Investments and (b) Permitted Oil and Gas Investments;

(15)advances to or prepayments for asset purchases made pursuant to clause (2) of this definition, including advances and prepayments prior to the closing of any such acquisition;

(16) payments of Receivables Fees and purchases of Receivables Assets in connection with any Permitted Receivables Financing;

(17) other Investments by Parent or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets, at any one time outstanding (in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(18)repurchases of or other Investments in the Notes.

“Permitted Liens” means, with respect to any Person:

(1)Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of Section 4.09(b) including interest, fees and other related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries of Parent securing Guarantees of such Indebtedness and such other obligations of Parent;

(2)pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)Liens securing Hedging Obligations that are not Incurred for speculative purposes (including the Hedging Obligations to the lenders and their respective affiliates under the Senior Credit Facility outstanding on the Issue Date);

(8)leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(9)judgment Liens not giving rise to an Event of Default;

(10)Liens for the purpose of securing the payment of all or a part of the purchase price of, or Finance Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property, plant or equipment (other than Capital Stock or other Investments) acquired, constructed, improved, leased, repaired or replaced in the ordinary course of business; provided that:

(a)the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)such Liens are created within 365 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of Parent or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(11)Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favor of trustee and escrow agents, banker’s Liens, margin Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(a)such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)such deposit account is not intended by Parent or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(12)Liens arising from Uniform Commercial Code (or similar statutes in other jurisdictions) financing statement filings regarding operating leases entered into by Parent and any of its Restricted Subsidiaries in the ordinary course of business;

(13)Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14)Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of Parent; provided, however, that such Liens were in existence prior to such Person becoming a Restricted Subsidiary of Parent; provided, further, however, that any such Lien may not extend to any other property owned by Parent or any of its other Restricted Subsidiaries;

(15)Liens on property at the time Parent or a Restricted Subsidiary of Parent acquired the property, including any acquisition by means of a merger, amalgamation, arrangement or consolidation with or into Parent or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence prior to such acquisition; provided further, however, that such Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(16)Liens securing Indebtedness or other obligations of a Restricted Subsidiary of Parent owing to Parent or another Restricted Subsidiary of Parent;

(17)Liens securing the Notes and the Note Guarantees;

(18)Liens securing Refinancing Indebtedness Incurred to refinance (as defined in Refinancing Indebtedness), as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), (28), (29) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)any interest or title of a lessor under any Finance Lease Obligation or operating lease, including in connection with any sale and leaseback transaction;

(20)Liens in favor of Parent or any of its Restricted Subsidiaries;

(21)Liens under industrial revenue, municipal or similar bonds;

(22)(a) Liens incurred in the ordinary course of business not securing Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties of Parent and its Restricted Subsidiaries or the use of such properties in the operation of their business and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)deposits made in the ordinary course of business to secure liability to insurance carriers;

(25)Liens on the Capital Stock or assets of an Unrestricted Subsidiary;

(26)Liens on assets pursuant to merger, amalgamation or arrangement agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)Liens securing Cash Management Agreements and related Obligations entered into in the ordinary course of business and Liens on Receivables Assets in connection with Permitted Receivables Financings;

(28)Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of $150.0 million or 5.0% of Total Assets determined on the date such Indebtedness was Incurred;

(29)Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations); provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio of Parent would not exceed 1.5 to 1.0;

(30)Liens on the assets of Non-Guarantors securing Indebtedness of any Non-Guarantor;

(31)all reservations in the original grant of mineral rights in any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(32)existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any governmental authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(33)surface use agreements, mining agreements, easements, covenants, conditions, restrictions, declarations, zoning restrictions, rights of way, minor defects in title, encroachments, pipelines, leases (other than Finance Lease Obligations), licenses, special assessments, railroad trackage, siding and spur rights and agreements, transmission and transportation lines, related to real property (and together with all the foregoing Liens in this clause (29), collectively, “Real Property Liens”), (A) which are in existence on the date of this Indenture or with respect to after-acquired property, which are in existence on the date of such acquisition (as the same may be amended or modified from time to time), or (B) imposed by law or arising in the ordinary course of business, in each case that do not secure any monetary obligation, and in each case do not materially detract from the value of the affected real property for the purpose for which it is being used at the time of evaluation (subject to and taking into account any implied, express or historical consent, permission or other acquiescence by the holder of any Real Property Lien) and do not materially interfere with the ordinary conduct of business of Parent or any Subsidiary as actually conducted at the time of evaluation;

(34)rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Parent or one of its Subsidiaries, with respect to real property where Parent or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(35)layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(36)with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable governmental authority and the actual availability of water (including restrictions on the use of ground water);

(37)farm, grazing, hunting, recreational and residential leases with respect to which Parent or any Subsidiary is a lessor encumbering portions of any property to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to real properties;

(38)encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(39)rights and easements of (i) owners of undivided interests in any of the real property where Parent or its Subsidiaries own less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where Parent or its Subsidiaries do not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where Parent or its Subsidiaries do not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by Parent or its Subsidiaries;

(40)with respect to any real property in which Parent or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(41) Liens arising in the ordinary course of business under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Parent or a Restricted Subsidiary, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the oil and gas business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and

(42)rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person.

“Permitted Oil and Gas Investments” means Investments made in the ordinary course of, or of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including (i) ownership interests (including equity or other ownership interests in entities engaged) in oil, natural gas, other hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties, (iii) Investments in direct or indirect ownership interests in drilling rigs, fracturing units and other equipment used in the oil and gas business or in persons that own or provide such equipment, (iv) Investments in (including in equity or other ownership interests in entities engaged in) the development of technology or infrastructure relating to renewable energy generation, energy storage, advanced fuels, carbon mitigation, hydrogen technologies or fuel cells and (v) Investments in technology or infrastructure relating to the ownership of mineral and royalty interests.

“Permitted Receivables Financing” means any Receivables Financing that meets the following conditions: (a) the Parent shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent and its Restricted Subsidiaries, (b) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first entered into (as determined in good faith by the Parent) and may include Standard Securitization Undertakings.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon liquidation, dissolution or winding up of such Person, over shares of Capital Stock of any other class of such Person.

“Production Payments and Reserve Sales” means the grant or transfer by the Parent or any of its Restricted Subsidiaries to any Person of any royalty, overriding royalty, net profits interest, production payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists or other providers of technical services to the Parent or any of its Restricted Subsidiaries.

“Rating Agency” means each of Fitch, Moody’s or S&P or, if any of the foregoing shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, that may be selected by the Parent which shall be substituted for such Rating Agency, as the case may be.

“Rating Decline” means a decrease in the rating of the Notes by at least two Rating Agencies by one or more gradations (including gradations within rating categories as well as between rating categories) within 60 days after the earliest of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control and (z) public notice of the intention of the Parent to effect a Change of Control (which 60-day period shall be extended with respect to a Rating Agency so long as the rating of the Notes is under publicly announced consideration for possible downgrade by such Rating Agency), which Rating Decline was the result of such Change of Control; provided, however, that a

Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred as a result of a particular Change of Control unless each such Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the request of the Company or the Trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline). For purposes of this definition, “Change of Control” shall include any transaction described in clauses (1) and (4) of the definition of “Change of Control” that would constitute a Change of Control pursuant to such definition if followed by a Rating Decline within the time period specified therein.

“Receivables Assets” means any accounts receivables, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams (whether now existing or arising in the future) of Parent or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all contracts and contract rights, and all guarantees or other obligations in respect of such accounts receivable, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all records and bank accounts with respect to such accounts receivable, and proceeds of such accounts receivable and other assets related thereto which are customarily transferred or in respect of which security interests are customarily granted in connection therewith and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders by Parent or a Restricted Subsidiary providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables Assets or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary of Parent or an Unrestricted Subsidiary.

“Record Date” for the interest payable on any applicable Interest Payment Date means June 1 or December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer to, or may grant a security interest in the Receivables Assets subject to such financing in favor of, (a) a Receivables Subsidiary or other Subsidiary of the Parent who then in turn transfers to a Receivables Subsidiary (in the case of a transfer by the Parent or any of its Subsidiaries), and (b) any other Person that is not a Subsidiary of Parent (in the case of a transfer by a Receivables Subsidiary).

“Receivables Subsidiary” means (i) AROP Funding, LLC and (ii) any other Subsidiary of Parent or other Person formed for the purposes of engaging in a securitization transaction, factoring agreement or other similar arrangement relating to Receivables Assets in which Parent or any Subsidiary of Parent makes an Investment and to which Parent or any Subsidiary of Parent transfers Receivables Assets and related assets that is designated a “Receivables Subsidiary” by the Parent, in each case:

(1) whose principal purpose is engaging in Receivables Financings, securitization transactions, factoring agreements or other similar arrangements relating to Receivables Assets and any activity necessary, incidental or related thereto;

(2) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by Parent or any Restricted Subsidiary of Parent,

(B) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way, or

(C) subjects any property or asset of Parent or any Restricted Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(3) with respect to which neither Parent nor any Restricted Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition other than, in respect of clauses (2) and (3), pursuant to Standard Securitization Undertakings.

“Recently Acquired Minerals Assets” means Minerals Assets that are sold, transferred or otherwise disposed of by the Parent or a Restricted Subsidiary within 365 days of the date on which such Minerals Assets were acquired by the Parent or a Restricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)such Refinancing Indebtedness (a) has a Stated Maturity no earlier than the Stated Maturity of, and has a Average Life equal to or greater than the Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or (b) has a Stated Maturity at least 91 days after the Stated Maturity of the Notes and an Average Life not less than that of the Notes;

(2)such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums, defeasance costs and fees and expenses Incurred in connection therewith);

(3)if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(4)Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of an Issuer or a Guarantor.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person (or if no such Person is specified, Parent) that is not an Unrestricted Subsidiary, including, with respect to the Parent, for the avoidance of doubt, the Company and Finance Corp.

“S&P” means Standard & Poor’s Rating Services and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness for borrowed money of Parent or any of its Restricted Subsidiaries secured by a Lien on assets of Parent or such Restricted Subsidiary, excluding Capital Stock or Indebtedness of an Unrestricted Subsidiary or any right, title or interests relating thereto.

“Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) the aggregate Secured Indebtedness of such Person and its Restricted Subsidiaries and solely for purposes of this calculation, any Indebtedness of a Subsidiary of such Person that is a Receivables Subsidiary and is secured by a Lien on Receivables owned by such Receivables Subsidiary, in each case as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided, however, that solely for purposes of the calculation of the Secured Leverage Ratio, in connection with the incurrence of any Lien pursuant to clause (29) of the definition of “Permitted Liens,” Parent and its Restricted Subsidiaries must treat the maximum amount of Indebtedness that is permitted to be incurred pursuant to clause (1) of Section 4.09(b) at the time of such calculation as being Incurred and outstanding at such time. In the event that Parent or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of January 13, 2023, by and among Alliance Coal, LLC, as borrower, the Parent, the Company, certain guarantor Subsidiaries, PNC Bank National Association, as administrative agent, and the lenders party thereto, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including replacing the borrowers or increasing the amount loaned thereunder)

“Senior Management” means the chief executive officer and the chief financial officer of the Managing General Partner.

“Significant Subsidiary” means any Restricted Subsidiary of Parent that would be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, determined as of the date of the latest audited consolidated financial statements of Parent and its Restricted Subsidiaries.

“Specified Minerals Disposition” means any transaction or series of related transactions that results in (1) the sale, transfer or other disposition of Minerals Assets, other than Recently Acquired Minerals Assets and other than in exchange for other Minerals Assets, (2) the distribution, dividend or spin-off of Minerals Assets (regardless of whether such transaction is permitted under Section 4.07), or (3) the issuance of Capital Stock of a Restricted Subsidiary owning Minerals Assets, in each case other than to the Parent or any Restricted Subsidiary, which in the case of clauses (1), (2) or (3) above is in respect of or in an amount equal to one-third or more of the Fair Market Value of the Minerals Business of the Parent and its Restricted Subsidiaries immediately prior to such transaction. For purposes of clauses (1) and (3), the amount of such transaction shall be deemed reduced by the amount of any proceeds of such transaction that are used by the Parent or any Restricted Subsidiary within 365 days of such transaction to invest in Minerals Assets or make capital expenditures in or that are used or useful in the Minerals Business, and a Specified Minerals Disposition in respect of such transaction will not be deemed to have occurred until the end of such period.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by Parent or any Subsidiary of Parent which Parent has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary and including any obligation of a seller of Receivables Assets in a securitization transaction, factoring agreement or other similar arrangement relating to Receivables Assets to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability company, joint venture or association with ordinary voting power to elect a majority of the Board of Directors of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or persons performing similar functions) of such trust or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such

Person’s other Subsidiaries. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Parent.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Parent.

“Total Assets” means the total consolidated assets of Parent and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of Parent; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, the total consolidated assets of Parent and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by Parent or any Restricted Subsidiary of Parent in connection with (i) any acquisitions or dispositions by Parent or any Restricted Subsidiary of Parent, (ii) any incurrence of Indebtedness or Disqualified Stock by Parent or any Restricted Subsidiary of Parent or any refinancing thereof, or any issuance of other equity securities or (iii) any reorganization, restructuring or recapitalization of the capital structure of Parent or the Company or Subsidiaries thereof, in each case permitted under this Indenture.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuers in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates(Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuers shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period (the “Remaining Life”) from the redemption date to  June 15, 2026 (the “Step-Down Date”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Step-Down Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuers shall calculate the Treasury Rate based on the rate per annum equal to the quarterly equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Step-Down Date, as applicable. If there is no United States Treasury security maturing on the Step-Down Date but there are two or more United States Treasury securities with a maturity date equally distant from the Step-Down Date, one with a maturity date preceding the Step-Down Date and one with a maturity date following the Step-Down Date, the Issuers shall select the United States Treasury security with a maturity date preceding the Step-Down Date. If there are two or more United States Treasury securities maturing on the Step-Down Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuers shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the quarterly yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” means Computershare Trust Company, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)Wildcat Insurance, LLC, AROP Funding, LLC and any other Receivables Subsidiary;

(2)any Subsidiary of Parent which at the time of determination shall be designated an Unrestricted Subsidiary by the Managing General Partner in the manner provided below; and

(3)any Subsidiary of an Unrestricted Subsidiary.

The Managing General Partner may designate any Subsidiary of Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein) to be an Unrestricted Subsidiary only if:

(1)such Subsidiary and its Subsidiaries have no Indebtedness other than Non-Recourse Debt (except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments”);

(2)such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(3)except to the extent it would be treated as a Restricted Payment or Permitted Investment permitted under this Indenture, such Subsidiary is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (excluding any Guarantee or other credit support that is not prohibited by this Indenture);

(a)to subscribe for additional Capital Stock of such Person; or

(b)to maintain or preserve such Person’s financial condition; and

(4)on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Parent or any of its Restricted Subsidiaries that would not be permitted under Section 4.11.

Any such designation by Managing General Partner shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate making such designation and certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Managing General Partner may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that immediately after giving effect to such designation, no Default shall have occurred and be continuing or would occur as a consequence thereof and Parent could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person, if any, then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Parent, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary.

Section 1.02	Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10(b)
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(e)
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.10(c)
“Asset Disposition Offer Amount”	3.09(b)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02(c)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.3(d) of Appendix A
“Distribution Compliance Period”	1.1(a) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)(1)
“Expiration Date”	1.04(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(d) of Appendix A
“Guaranteed Obligations”	10.01(a)
“Initial Default”	6.04
“Judgment Currency”	12.19
“Legal Defeasance”	8.02(a)
“Limited Condition Transaction”	1.05(a)
“Minerals Disposition Offer”	4.18
“Minerals Disposition Offer Amount”	4.18
“Minerals Disposition Offer Period”	3.10(b)

Term	Defined in Section

“Minerals Disposition Purchase Date”	3.10(b)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“payment default”	6.01(a)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.16(b)
“Restricted Payment”	4.07(a)
“Restricted Notes Legend”	2.3(d) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Second Commitment”	4.10(b)
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(b)
“Transaction Agreement Date”	1.05(f)
“U.S. person”	1.1(a) of Appendix A

Section 1.03	Rules of Construction.

Unless the context otherwise requires:

(1)a term defined has the meaning assigned to it therein;

(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)“or” is not exclusive;

(4)words in the singular include the plural, and words in the plural include the singular;

(5)any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(6)the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(7)the words “including,” “includes” and other words of similar import shall be deemed to be followed by “without limitation”;

(8)references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9)unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(10)in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuers may classify such transaction as they, in their sole discretion, determine; and

(11)$ or dollars means U.S. Dollars unless otherwise expressly provided.

Section 1.04	Acts of Holders.

(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuers and the Guarantors, if made in the manner provided in this Section 1.04.

(b)The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The authority of the Person executing the same may also be proved in any other manner deemed reasonably sufficient by the Trustee.

(c)The ownership of Notes shall be proved by the Note Register.

(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuers or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)The Issuers may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Issuers may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuers, at their own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.01.

(f)The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuers’ expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuers and to each Holder in the manner set forth in Section 12.01.

(g)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.05	Limited Condition Transactions; Measuring Compliance

(a)With respect to any (x) Investment or acquisition, in each case, the consummation by the Parent or any Subsidiary of which is not conditioned on the availability of, or on obtaining, third-party financing for such Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) as applicable and (y) redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (any transaction described in clauses (x) or (y), a “Limited Condition Transaction”), in each case for purposes of determining:

(b)whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being incurred or issued in connection with such Limited Condition Transaction is permitted to be incurred in compliance with the covenant described under Section 4.9;

(c)whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in accordance with the covenant described under Section 4.12 or the definition of “Permitted Liens”;

(d)whether any other transaction (including any Investment or Restricted Payment) undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(e)any calculation of the Consolidated Coverage Ratio, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Secured Leverage Ratio and/or Total Assets and, whether a Default or Event of Default exists in connection with the foregoing,

(f)at the option of the Parent, the date that the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio” or “Consolidated EBITDA” and if the Parent or the Restricted Subsidiaries could have taken such action on the relevant Transaction Agreement Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, if the Parent elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) such election may not be revoked, (b) any fluctuation or change in the Consolidated Coverage Ratio, Consolidated EBITDA, Consolidated Net Income, Secured Leverage Ratio and/or Total Assets of the Parent, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Limited Condition Transaction, will not be taken into account for purposes of determining whether any Investment, Restricted Payment, Indebtedness, Disqualified Stock, Preferred Stock or Lien that is being made, incurred or issued in connection with such Limited Condition Transaction is permitted to be made, incurred or issued or in connection with compliance by the Parent or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other action or transaction undertaken in connection with such Limited Condition Transaction and (c) until such Limited Condition Transaction is consummated or the definitive agreements related thereto are terminated, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the making of any Restricted Payment, or Investments, or the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the making of any Restricted Payment, or Investments, or the incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction; provided that for purposes of any such calculation of the Consolidated Coverage Ratio, Consolidated Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Parent in good faith.

(g)Notwithstanding anything herein to the contrary, if the Parent or any of its Restricted Subsidiaries (x) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based basket and (y) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Dispositions, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a non-ratio-based basket (which shall occur within five (5) Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

Section 1.06	Trust Indenture Act Not Applicable.

This Indenture shall not be subject to or governed by the Trust Indenture Act of 1939, as amended.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating; Terms.

(a)Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuers or any Guarantor is subject, if any, or general usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers but which notation, legend or endorsement does not affect the rights, duties or obligations of the Trustee). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single series with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes; provided, further, that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09.

In authenticating and delivering the Initial Notes, Additional Notes and any other Notes issued pursuant to this Indenture, the Trustee shall receive and shall be fully protected and shall incur no liability in conclusively relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.03, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Notes. Notwithstanding the preceding sentence, no Opinion of Counsel regarding the matters set forth in Section 12.03 shall be required with respect to the authentication and delivery of the Initial Notes.

Section 2.02	Execution and Authentication.

(a)An Officer shall execute the Notes on behalf of each Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuers signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, Opinion of Counsel and Officer’s Certificate, authenticate and deliver any Global Notes, any Definitive Notes, any Additional Notes, any replacement Notes to be issued pursuant to Section 2.07, any temporary Notes pursuant to Section 2.10 or any Notes issuable following a redemption or repurchase by the Issuers pursuant to the terms of this Indenture in an aggregate principal amount specified in such Authentication Order for such Notes issued hereunder.

(d)The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuers or an Affiliate of the Issuers.

Section 2.03	Registrar and Paying Agent.

(a)The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (“Note Register”). The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the Depositary’s procedures. The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Parent or any of its Restricted Subsidiaries may act as Paying Agent (except for purposes of Article 8 or Article 11) or Registrar.

(b)The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Corporate Trust Office of the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuers shall, by no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuers shall promptly notify the Trustee in writing of its action or failure so to act. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes and shall notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuers or a Subsidiary of Parent acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent.

Section 2.05	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06	Transfer and Exchange.

(a)The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)To permit registrations of transfers and exchanges in compliance with Appendix A, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)No service charge shall be imposed on a holder of a beneficial interest in a Global Note or a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Issuers may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith (other than any such transfer tax or other governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.10, 4.14 and 9.04). In addition, the Issuers, the Trustee, the Transfer Agent and the Registrar may request such other evidence as may be reasonably requested by them documenting the identity and/or signatures of the transferor and the transferees.

(d)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange. Any holder of a beneficial interest in a Global

Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry and that transfers are subject to compliance with applicable law.

(e)Neither the Issuers nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes to be redeemed pursuant to Section 3.02 and ending at the mailing of such notice of redemption, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent or the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(g)Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 in compliance with Appendix A, the Issuers shall execute, and the Trustee shall authenticate and deliver upon receipt of an Authentication Order, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount so long as the requirements of this Indenture are met.

(h)At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at the office or agency of the Issuers designated pursuant to Section 4.02 so long as the requirements of this Indenture are met. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes or Definitive Notes, as applicable, to which the Holder making the exchange is entitled in accordance with the provisions of Appendix A so long as the requirements of this Indenture are met.

(i)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 and Appendix A to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. An indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge the Holder for the expenses of the Issuers and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Section 2.08	Outstanding Notes.

(a)The Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.

(b)If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)If a Paying Agent (other than the Issuers or any Affiliate thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by an Issuer, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer or any obligor under the Notes or any Affiliate of an Issuer or of such other obligor.

Section 2.10	Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Definitive Notes in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuers, without charge to the Holder. Until so exchanged, the Holders and beneficial owners, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial owners, respectively, of Notes under this Indenture.

Section 2.11	Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Copies of the canceled Notes shall be provided to the Issuers upon the Issuers’ written request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. If an Issuer acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of Indebtedness represented by such Notes unless or until the same are delivered to the Trustee for cancellation.   The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12	Defaulted Interest.

(a)If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01, provided that no special record date shall be required with respect to defaulted interest that is paid within the applicable grace period. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send, or cause to be sent, in accordance with the applicable procedures of the Depositary, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

(c)The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or due, or the amount thereof.

Section 2.13	CUSIP and ISIN Numbers.

The Issuers in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and if the Issuers do, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in an Offer to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01	Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee in writing), an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Article or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02	Selection of Notes to Be Redeemed .

(a)If less than all of the Notes are to be redeemed pursuant to Section 3.07, the Notes will be selected for redemption (1) if the Notes are listed on any national securities exchange, by the Trustee in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or (2) if the Notes are not listed on any national securities exchange, then by the Trustee on a pro rata basis (or in the case of Notes in global form, by the Depositary in accordance with its standard procedures therefor).

(b)The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 and integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in an amount of $2,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(c)After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note, representing the same Indebtedness to the extent not redeemed, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03	Notice of Redemption.

(a)Subject to Section 3.09, the Issuers shall mail or send, or cause to be mailed or sent, in accordance with the applicable procedures of the Depositary, notices of redemption of Notes at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed (with a copy to the Trustee) pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that optional redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b)The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)the redemption date;

(2)the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)the name and address of the Paying Agent and the Trustee;

(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)if applicable, any condition to such redemption.

(c)At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense; provided that the Issuers shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and attaching a form of the notice which shall contain the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(g)). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05	Deposit of Redemption Price.

(a)By no later than 11:00 a.m. (New York City time) on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent, as applicable, shall promptly distribute to each Holder whose Notes are to be redeemed the applicable redemption price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent, as applicable, shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)If the Issuers comply with the provisions of Section 3.05(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date shall be paid on such redemption date to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuers. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption date not paid on such unpaid principal, in each case at the rate provided in the Notes and in accordance with Section 4.01.

Section 3.06	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same Indebtedness to the extent not redeemed; provided that each new Note shall be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07	Optional Redemption.

(a)At any time prior to June 15, 2026, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date). The Issuers will (a) calculate the Treasury Rate and the Applicable Premium no later than the first (and no earlier than the fourth) Business Day preceding the applicable redemption date (or, in the case of any redemption in connection with and in accordance with Article 8 or Article 11, on the Business Day preceding such event), and (b) prior to such redemption date (or such event, as applicable), file with the Trustee an Officer’s Certificate setting forth the Treasury Rate and the Applicable Premium and showing the calculation of each in reasonable detail. The Trustee shall not be responsible for such calculation.

(b)Prior to June 15, 2026, the Issuers may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (including Additional Notes) with an amount equal to or less than the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 108.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (1) at least 65% of the original aggregate principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and (2) such redemption occurs within 180 days after the closing of such Equity Offering.

(c)In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a tender offer (including a Change of Control Offer or Alternate Offer pursuant to Section 4.14), and the Issuers, or any other Person making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 10 nor more than 60 days’

prior notice, given not more than 30 days following the purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the purchase price paid in such offer, plus, to the extent not included in such price, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(d)Except pursuant to clause (a), (b) or (c) of this Section 3.07, the Notes shall not be redeemable at the Issuers’ option prior to June 15, 2026.

(e)On and after June 15, 2026, the Issuers may redeem the Notes, in whole or in part, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2026	104.3125%
2027	102.1563%
2028 and thereafter	100.0000%

(f)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(g)Any redemption notice in connection with this Section 3.07 may, at the Issuers’ discretion, be subject to one or more conditions precedent, including completion of an Equity Offering, financing transaction or other corporate transaction. If a redemption of the Notes is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition in accordance with Section 3.03(b), and if applicable, such notice may state that, at the Issuers’ discretion, the redemption date may be delayed on one or more occasions either to a date specified in a subsequent notice to holders of the Notes or until such time (which date or time may be more than 60 days after the date the notice of redemption was mailed or otherwise sent) as any or all such conditions shall be satisfied or waived, and that such redemption will not occur and such notice will be rescinded if any or all such conditions shall not have been satisfied as and when required (as determined by the Issuers’ in their sole discretion taking into account any election by the Issuers to delay such redemption date), unless the Issuers have waived any such conditions that are not satisfied, or at any time if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. The Issuer shall provide written notice to the Trustee no later than 10:00 a.m. (New York City time) on the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Section 3.08	Mandatory Redemption; Open Market Purchases.

The Issuers are not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Parent, the Issuers or their Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.09	Offers to Repurchase by Application of Excess Proceeds.

(a)In the event that, pursuant to Section 4.10, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b)The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company shall apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.10 (the “Asset Disposition Offer Amount”), or if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn in response to the Asset Disposition Offer.

(c)If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Asset Disposition Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)Upon the commencement of an Asset Disposition Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depositary) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, to the extent required by the terms of the outstanding Pari Passu Indebtedness, all holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)that the Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.10 and the expiration of the Asset Disposition Offer Period;

(2)the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer shall be required to (i) surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Note completed, or (ii) transfer such Note by book-entry transfer, in either case, to the Issuers, the Depositary, if applicable, or the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased, and that Notes held in book entry form shall be withdrawn in accordance with the procedures of the Depositary;

(8)that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes to be purchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then in accordance with the procedures of the Depositary or, if the Notes are not listed and not in global form on a pro rata basis, and the Company shall select Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness, although no Note having a principal amount of less than $2,000 shall be purchased in part; and

(9)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(e)On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary and in accordance with Section 4.10(c), as applicable, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not validly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness so tendered and not withdrawn, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall deliver, or cause to be delivered, to the Trustee the Notes so accepted and to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

(f)The Company shall promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to the Paying Agent to remit to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Company for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Company, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(g)The Company shall comply with all applicable securities laws and regulations, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict. The Issuers’ obligation to make an offer to repurchase the Notes as a result of a Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Section 3.10	Minerals Disposition Offer

(a)In the event that, pursuant to Section 4.18, the Company is required to commence a Minerals Disposition Offer, the Company will follow the procedures specified below.

(b)The Minerals Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Minerals Disposition Offer Period”). No later than five Business Days after the termination of the Minerals Disposition Offer Period (the “Minerals Disposition Purchase Date”), the Company will purchase Notes in an aggregate principal amount up to the Minerals Disposition Offer Amount or, if less than the Minerals Disposition Offer Amount of Notes has been so validly tendered and not validly withdrawn, all Notes validly tendered and not validly withdrawn in response to the Minerals Disposition Offer.

(c)If the Minerals Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Minerals Disposition Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)Upon the commencement of a Minerals Disposition Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depositary) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Minerals Disposition Offer. The Minerals Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Minerals Disposition Offer, shall state:

(1)that the Minerals Disposition Offer is being made pursuant to this Section 3.10 and Section 4.18 and the expiration of the Minerals Disposition Offer Period;

(2)the Minerals Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Minerals Disposition Purchase Date;

(3)that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Minerals Disposition Offer will cease to accrue interest on and after the Minerals Disposition Purchase Date;

(5)that Holders electing to have a Note purchased pursuant to an Minerals Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)that Holders electing to have a Note purchased pursuant to a Minerals Disposition Offer shall be required to (i) surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Note completed, or (ii) transfer such Note by book-entry transfer, in either case, to the Issuers, the Depositary, if applicable, or the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Minerals Disposition Purchase Date;

(7)that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Minerals Disposition Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased, and that Notes held in book entry form shall be withdrawn in accordance with the procedures of the Depositary;

(8)that, if the aggregate principal amount of Notes surrendered by the holders thereof exceeds the Minerals Disposition Offer Amount, then the Notes to be purchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then in accordance with the procedures of the Depositary or, if the Notes are not listed and not in global form on a pro rata basis, on the basis of the aggregate accreted value or principal amount of tendered Notes, although no Note having a principal amount of less than $2,000 shall be purchased in part; and

(9)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(e)On or before the Minerals Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis, as applicable, the Minerals Disposition Offer Amount of Notes or portions thereof validly tendered and not validly withdrawn pursuant to the Minerals Disposition Offer, or if less than the Minerals Disposition Offer Amount has been validly tendered and not validly withdrawn, all Notes so tendered and not withdrawn, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant.

(f)The Company will promptly, but in no event later than five Business Days after termination of the Minerals Disposition Offer Period, mail or deliver to the Paying Agent to remit to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Company for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Minerals Disposition Offer, the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Minerals Disposition Offer on the Minerals Disposition Purchase Date.

(g)The Company will comply with all applicable securities laws and regulations, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Minerals Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict. The Issuers’ obligation to make an offer to repurchase the Notes as a result of a Specified Minerals Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

(a)The Issuers shall duly and punctually pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or the Paying Agent, as applicable, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due; provided that if the Issuers or any of their Restricted Subsidiaries are acting as Paying Agent, they shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture.

(b)The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers and the Guarantors in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.

Section 4.03	Reports and Other Information.

(a)Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, Parent will make publicly available on its website or furnish to the Trustee within the time periods specified in the SEC’s rules and regulations that are then applicable to Parent (or if Parent is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)

all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by Parent’s independent registered public accounting firm;

(2)

all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3)	all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if Parent were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified in such form.

(b)Parent will be deemed to have furnished to the Trustee the reports and information referred to above in this covenant if the Parent has posted such reports or information on its website or filed them with the SEC. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Issuers will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuers or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

(c)If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, and any such Unrestricted Subsidiary is or, taken together with all other Unrestricted Subsidiaries as a whole, would be a Significant Subsidiary, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(d)If at any time the Parent is not subject to the periodic reporting obligations under Sections 13 or 15(d) under the Exchange Act, Parent will use its commercially reasonable efforts to schedule and participate in quarterly conference calls for the Holders and beneficial owners of the Notes (which can be the same as the conference calls held for equity holders of the Parent) to discuss its results of operations.

(e)To the extent any information is not provided as specified in this Section 4.03 and such information is subsequently provided in accordance with this Indenture, Parent will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(f)Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports, information and documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g)The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or to determine whether any such reports, information or other documents are posted on a website or filed with the SEC under this Indenture, or to participate in any conference calls.

Section 4.04	Compliance Certificate.

(a)The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate stating that a review of the activities of Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, based on such review, the Issuers and the Guarantors have kept, observed, performed and fulfilled its obligations under this Indenture and are not in default in the performance or observance of any provisions of this Indenture (or if a Default shall have occurred during the preceding fiscal year, describing all such Defaults of which he or she may have knowledge and what action the Issuers and each Guarantor are taking or propose to take with respect thereto).

(b)When any Default has occurred and is continuing under this Indenture, the Issuers shall promptly (which shall be no more than 30 Business Days following the date on which such Default occurred) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Issuers are taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Issuers shall pay, and shall cause each of their Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06	Stay, Extension and Usury Laws.

Each Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may prohibit or forgive the Issuers or any Guarantor from paying all or a portion of the principal, premium or interest on the Notes as contemplated herein; and the Issuers and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Limitation on Restricted Payments.

(a)Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation, arrangement or consolidation involving Parent or any of its Restricted Subsidiaries) other than:

(A)dividends or distributions payable solely in Capital Stock of Parent (other than Disqualified Stock); and

(B)dividends or distributions by a Restricted Subsidiary of Parent, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary of Parent that is not a Wholly Owned Subsidiary, Parent or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation, arrangement or consolidation, any Capital Stock of Parent held by Persons other than Parent or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of Parent (other than Disqualified Stock));

(3)make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A)Indebtedness permitted under clause (5) of Section 4.09(b); or

(B)the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)no Default shall have occurred and be continuing (or would result therefrom);

(B)if the Consolidated Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is equal to or greater than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (1) through (5) and (7) through (13) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, does not exceed the sum, without duplication, of:

(1)Available Cash as of the end of the immediately preceding fiscal quarter; plus

(2)100% of the aggregate net proceeds, including cash and the Fair Market Value of any property other than cash, received by Parent after the Issue Date as a contribution to its common equity capital or from the issue or sale of Capital Stock of Parent (or any direct or indirect parent company of Parent to the extent contributed to the equity capital of Parent) (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of Parent); plus

(3)to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(4)the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Parent or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Issue Date (items (2), (3) and (4) being referred to as “Incremental Funds”); minus

(5)the aggregate amount of Incremental Funds previously expended pursuant to this clause (B) and clause (C) below; and

(C)if the Consolidated Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (1) through (5) and (7) through (13) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (C) meaning only distributions on partnership interests and units of Parent), does not exceed the sum, without duplication, of:

(1)$365.0 million, less the aggregate amount of all prior Restricted Payments made by Parent and its Restricted Subsidiaries pursuant to this clause (C)(1) since the Issue Date; plus

(2)Incremental Funds to the extent not previously expended pursuant to the immediately preceding clause (B) or this clause (C) of this paragraph.

(b)Section 4.07(a) shall not prohibit:

(1)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Parent or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded or deducted from the calculation of Incremental Funds;

(2)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated

Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Parent or any of its Restricted Subsidiaries at the stated maturity thereof or made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of Parent or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4)the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10 and Section 4.18; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer, Specified Minerals Disposition Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Specified Minerals Disposition Offer or Asset Disposition Offer;

(5)any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.10;

(6)(A) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.07 and (B) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if at the date of the giving of such notice of redemption, such redemption would have complied with this Section 4.07;

(7)the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of Parent held by any existing or former employees, directors or management of the Managing General Partner, Parent or any Subsidiary of Parent or their assigns, estates or heirs, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or arrangement; provided that such redemptions or repurchases pursuant to this clause (7) shall not exceed $5.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to succeeding calendar years), although such amount in any calendar year may be increased by an amount not to exceed:

(A)the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent to existing or former employees, directors or members of management of Parent or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 4.07(a)(4)(C)(ii)); plus

(B)the cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Issue Date; less

(C)the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (A) and (B) of this clause (7);

(8)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or a Restricted Subsidiary of Parent or Preferred Stock of a Non-Guarantor issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or other securities or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(10)payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Section 4.07;

(11)the payment of any dividend on Capital Stock of a Restricted Subsidiary of Parent that is not a Wholly Owned Subsidiary to the holders of such Capital Stock on a pro rata basis;

(12)payments or distributions of Capital Stock or assets of an Unrestricted Subsidiary; or

(13)other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed $15.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5) and (13) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by Parent or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments, the U.S. dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date Parent or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

(d)As of the Issue Date, all of the Parent’s Subsidiaries will be Restricted Subsidiaries other than Wildcat Insurance, LLC and AROP Funding, LLC, which will be Unrestricted Subsidiaries. The Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary of Parent as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if an Investment in such amount would be permitted at such time, whether pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investment” (other than clause (14)(b) thereof) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08	Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a)Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Parent to:

(1)pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to Parent or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and the subordination of loans or advances made to Parent or any of its Restricted Subsidiaries to other Indebtedness Incurred by Parent or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to pay any Indebtedness or other Obligations);

(2)make any loans or advances to Parent or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Parent or any of its Restricted Subsidiaries to other Indebtedness Incurred by Parent or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)sell, lease or transfer any of its property or assets to Parent or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)The preceding provisions shall not prohibit encumbrances or restrictions existing under or by reason of:

(1)this Indenture, the Notes and the Note Guarantees;

(2)any agreement or instrument existing on the Issue Date (except for this Indenture, the Notes or the Note Guarantees);

(3)(A) any agreement or other instrument of a Person acquired by Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (B) any agreement or other instrument with respect to a Restricted Subsidiary of Parent that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of Parent (but not created in contemplation thereof), in the case of (A) and (B) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated, as applicable (including after-acquired property);

(4)any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (1), (2) or (3) of this Section 4.08(b); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.08(b) on the Issue Date, the acquisition date or the date such Restricted Subsidiary became a Restricted Subsidiary of Parent or was merged into a Restricted Subsidiary of Parent, whichever is applicable;

(5)(A) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (B) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of Parent to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(6)in the case of clause (3) of Section 4.08(a), Liens permitted to be Incurred under Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;

(8)contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(9)restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(10)any customary provisions in joint venture, partnership and limited liability company agreements relating to joint ventures that are not Restricted Subsidiaries of Parent and other similar agreements entered into in the ordinary course of business;

(11)any customary provisions in leases, subleases or licenses (including licenses of intellectual property) and other agreements entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(12)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(13)(A) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with Section 4.09 that, in the good faith judgment of Senior Management, are not materially more restrictive, taken as a whole, than those applicable to Parent in this Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary of Parent level comparable to those applicable to Parent in this Indenture) or (B) other Indebtedness permitted to be Incurred or Preferred Stock permitted to be issued, in each case, subsequent to the Issue Date pursuant to Section 4.09; provided that with respect to clause (B), such encumbrances or restrictions shall not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of the members of Senior Management);

(14)customary non-assignment and non-transfer provisions of any contract, license (including licenses of intellectual property) or lease entered into in the ordinary course of business;

(15)contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date; and

(16)in the case of clause (3) of Section 4.08(a), agreements relating to Hedging Obligations permitted under clause (7) of Section 4.09(b).

Section 4.09	Limitation on Indebtedness.

(a)Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Parent and the Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis (including giving effect to the application of the proceeds thereof) the Consolidated Coverage Ratio for Parent and its Restricted Subsidiaries is at least 2.0 to 1.0; provided, further, that Restricted Subsidiaries that are not Guarantors or Issuers of the Notes may not Incur Indebtedness under this Section 4.09(a) in an aggregate principal amount outstanding at any time in excess of the greater of (x) $50.0 million and (y) 1.5% of Total Assets determined at the time of incurrence.

(b)Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1)Indebtedness of Parent or a Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit or letters of guarantee satisfied within 30 days of being drawn being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount incurred and outstanding under this clause (1) not to exceed the greater of (a) $1,000.0 million and (b) 30.0% of Total Assets determined at the time of incurrence;

(2)Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes);

(3)Indebtedness of Parent and any of its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this Section 4.09(b));

(4)Guarantees by (a) the Issuers or Guarantors of Indebtedness permitted to be Incurred by the Issuers or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantors of Indebtedness Incurred by Non-Guarantors in accordance with the provisions of this Indenture;

(5)Indebtedness of Parent owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of Parent owing to and held by Parent or any other Restricted Subsidiary of Parent; provided, however,

(A)	if the Company is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment in full in cash of all Obligations with respect to the Notes;

(B)	if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C)(i)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Parent or any of its Restricted Subsidiaries (other than Permitted Liens until such collateral has been foreclosed upon); and

(ii)

any sale or other transfer (other than Permitted Liens until such collateral has been foreclosed upon) of any such Indebtedness to a Person other than Parent or any of its Restricted Subsidiaries, shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as of the date of such issuance or transfer, as the case may be;

(6)Indebtedness of (a) any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary of Parent (including being designated as a Restricted Subsidiary) or was acquired by, or merged into or amalgamated, arranged or consolidated with, Parent or any of its Restricted Subsidiaries or (b) such Persons or Parent or any of its Restricted Subsidiaries Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of Parent (including being designated as a Restricted Subsidiary) or was otherwise acquired by, or merged into or amalgamated, arranged or consolidated with Parent or (y) otherwise in connection with, or in contemplation of, such acquisition, merger, amalgamation, arrangement or consolidation; provided, however, in each case set forth in clause (a) or (b), that at the time such Person is acquired, merged, amalgamated, arranged or consolidated or such Indebtedness was Incurred, either:

(A)Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(B)the Consolidated Coverage Ratio of Parent and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)Indebtedness under Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) (including the Hedging Obligations to the lenders and their respective affiliates under the Senior Credit Facility outstanding on the Issue Date);

(8)Indebtedness (including Finance Lease Obligations) of Parent or any of its Restricted Subsidiaries Incurred to finance the purchase, design, lease, construction repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Permitted Business through the direct purchase of such property, plant or equipment, and any Indebtedness of Parent or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, shall not exceed the greater of (A) $155.0 million and (B) 5.25% of Total Assets, at the time of such Incurrence;

(9)Indebtedness Incurred by Parent or any of its Restricted Subsidiaries in respect of (A) workers’ compensation claims, health, disability or other employee benefits; (B) self-insurance obligations or property, casualty, liability or other insurance; and (C) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety, reclamation, remediation and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(10)Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of Parent or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(A)the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by Parent and its Restricted Subsidiaries in connection with such disposition; and

(B)such Indebtedness is not reflected as indebtedness on the balance sheet of Parent or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12)Indebtedness in the form of letters of credit or letters of guarantee and reimbursement obligations relating to letters of credit or letters of guarantee that are satisfied within 30 days of being drawn;

(13)the Incurrence or issuance by Parent or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to refinance (as defined in “Refinancing Indebtedness”) any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (6), (8) this clause (13) and clause (21) of this Section 4.09(b), or any Indebtedness issued to so refund or refinance such Indebtedness;

(14)Indebtedness of Parent or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(15)Indebtedness of Parent or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16)Non-Recourse Debt;

(17)Indebtedness of Parent, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in connection with a Change of Control Offer or

(B) deposited to defease or discharge the Notes pursuant to Article 8 or to satisfy and discharge the Notes pursuant to Article 11;

(18)Indebtedness of Parent and any of its Restricted Subsidiaries in respect of Cash Management Agreements entered into in the ordinary course of business or Indebtedness of a Receivables Subsidiary Incurred in Permitted Receivables Financings;

(19)the Incurrence by Parent or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of Parent or any Joint Venture but only to the extent that such liability is the result of Parent’s or any Restricted Subsidiary’s being a general partner or a member of, or owner of Capital Stock in, such Unrestricted Subsidiary or Joint Venture and not as a guarantor of such Indebtedness; provided that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness under this clause (19) and then outstanding does not exceed $50.0 million;

(20)Indebtedness Incurred by Subsidiaries that are not Guarantors not to exceed the greater of (x) $20.0 million and (y) 1.0% of Total Assets at any one time outstanding and Guarantees thereof by Parent or any of its Restricted Subsidiaries; and

(21) in addition to the items referred to in clauses (1) through (20) above, Indebtedness of Parent and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (21) (including any amounts that are subsequently refinanced under clause (13)) and then outstanding, shall not exceed the greater of (A) $150.0 million and (B) 5.0% of Total Assets, at the time of such Incurrence.

(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1)in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) or can be Incurred pursuant to Section 4.09(a), Parent, in its sole discretion, shall classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with Section 4.09(a) or Section 4.09(b) and only be required to include the amount and type of such Indebtedness under Section 4.09(a) or any of the clauses under Section 4.09(b); provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 4.09(b);

(2)Guarantees of, or obligations in respect of letters of credit or letters of guarantee relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)if obligations in respect of letters of credit or letters of guarantee are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) and the letters of credit or letters of guarantee relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)the principal amount of any Disqualified Stock of Parent or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted (and classified) in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(6)the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e)If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of Parent, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Parent as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, Parent shall be in Default of this Section 4.09).

(f)For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10	Asset Dispositions.

(a)Parent shall not, and shall not permit any of its Restricted Subsidiaries to consummate an Asset Disposition unless:

(1)Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)at least 75% of the consideration received by Parent or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the Issue Date is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(i)

any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet) of Parent or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets pursuant to a written agreement that releases Parent and all such Restricted Subsidiaries from or indemnifies against further liability;

(ii)

any Designated Non-Cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (ii) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii)

any securities, notes or other obligations received by Parent or any of its Restricted Subsidiaries from the transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition;

(iv)

with respect to any Asset Disposition of oil and natural gas properties or interests by the Parent or any Restricted Subsidiary where the Parent or such Restricted Subsidiary retains an interest in such property or interest, the costs and expenses of the Parent or such Restricted Subsidiary related to the exploration, development, completion or production of such properties or interests which the transferee or its Affiliate agrees to pay; and

(v)	Additional Assets.

(b)Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, Parent or such Restricted Subsidiary, as the case may be, shall apply, at its option, directly or indirectly, an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(1)to redeem, repay or repurchase any Indebtedness of the Parent, an Issuer or any Subsidiary Guarantor (other than Disqualified Stock, Subordinated Obligations or Guarantor Subordinated Obligations) or to repay any Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Parent or an Affiliate of Parent;

(2)to invest in Additional Assets or make capital expenditures in or that are used or useful in a Permitted Business; or

(3)in any combination of applications described in (1) or (2) above;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2) or (3) above, Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (2), a binding commitment to invest in Additional Assets or to make such capital expenditures shall be treated as a permitted application of an amount of Net Available Cash from the date of such commitment so long as Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such amount of Net Available Cash is applied in connection therewith, Parent or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such amount of Net Available Cash is applied, then such amount of Net Available Cash shall constitute Excess Proceeds.

(c)

(1)Any amount of Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, or earlier at the Company’s option, if the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company shall make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures set forth in Section 3.09 and the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of the Depositary) the notice required by Section 3.09, with a copy to the Trustee.

(2)To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purposes, not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then in accordance with the procedures of the Depositary or, if the Notes are not listed and not in global form on a pro rata basis, and the Company shall select Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes or other Pari Passu Indebtedness pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.11	Transactions with Affiliates.

(a)Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of Parent (an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(1)the terms of such Affiliate Transaction, taken as a whole, are (a) not materially less favorable to Parent or such Restricted Subsidiary, as the case may be, than those that could have been obtained by Parent or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate, (b) if in the good faith judgment of the Parent, no comparable transaction is available with which to compare such Affiliate Transaction, otherwise fair to Parent or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety, or (c) fair and reasonable to the Parent as evidenced by approval of such Affiliate Transaction by the Conflicts Committee; and

(2)in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of such Board of Directors having no personal stake in such transaction, if any, or by the Conflicts Committee (and such majority, as the case may be, determines that the Affiliate Transaction satisfies the criteria in clause (1) above) which, in the case of clause (1)(c) above, shall be deemed satisfied if the Conflicts Committee approves such Affiliate Transaction).

(b)Section 4.11(a) shall not apply to:

(1)any transaction between Parent and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of Parent and any Guarantees issued by Parent or a Restricted Subsidiary of Parent for the benefit of Parent or any of its Restricted Subsidiaries, as the case may be, in accordance with Section 4.09;

(2)any Restricted Payment permitted to be made pursuant to Section 4.07 and any Permitted Investments;

(3)any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and severance and other compensation arrangements, options to purchase Capital Stock of Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers, directors and employees approved by the Board of Directors of the Managing General Partner;

(4)the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5)loans or advances (or cancellations of loans or advances) to employees, Officers or directors of Parent or any of its Restricted Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of $5.0 million at one time outstanding;

(6)any agreement as in effect as of the Issue Date or transactions in accordance therewith, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management or the Board of Directors of the Managing General Partner, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with Parent or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders in the good faith judgment of Senior Management or the Board of Directors of the Managing General Partner, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(8)(A) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of the business of Parent and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture or (B) agreements between Parent or a Restricted Subsidiary with an Affiliate to provide for revolving credit or term borrowings to Parent or such Restricted Subsidiary; provided that in each case, in the reasonable determination of the members of the Board of Directors or Senior Management of the Managing General Partner, such transactions or agreements are on terms that are not materially less favorable, when taken as a whole, to Parent or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by Parent or such Restricted Subsidiary with an unrelated Person;

(9)any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of Parent and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of Parent (and the performance of such agreements) or the issue and sale to any Affiliate of Parent of debt securities on terms no less favorable to the Parent and its Restricted Subsidiaries than the terms on which such debt securities are offered and sold to Persons other than Affiliates of Parent, and any payments made on debt securities on the same terms as paid or offered to holders of such debt securities that are not Affiliates of Parent;

(10)any transaction with a Person that is an Affiliate of Parent solely because Parent or any of its Restricted Subsidiaries owns any equity interest in or otherwise controls such Person; provided that no Affiliate of Parent, other than Parent or any of its Restricted Subsidiaries, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of Parent;

(11)transactions between Parent or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Parent or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of Parent or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12)any merger, amalgamation, arrangement, consolidation or other reorganization of Parent with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating Parent in a new jurisdiction;

(13)the entering into of a tax sharing agreement, or payments pursuant thereto, between Parent and one or more Subsidiaries, on the one hand, and any other Person with which Parent and such Subsidiaries are required or permitted to file a consolidated tax return or with which Parent and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(14)any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by Parent or any of its Restricted Subsidiaries with its employees or directors in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15)pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries;

(16)transactions with any Receivables Subsidiary in connection with any Permitted Receivables Financings; and

(17)transactions in which Parent or any of its Restricted Subsidiaries delivers to Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by Parent or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Section 4.12	Limitation on Liens.

Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2)in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.13	Corporate Existence.

Subject to Article 5, each of the Issuers and Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Issuer or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of such Issuer, its Restricted Subsidiaries and Parent; provided that the Issuers and Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuers and Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a)If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the outstanding Notes pursuant to Section 3.03 and Section 3.07, the Issuers shall make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date). Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the Notes pursuant to Section 3.03 and Section 3.07, the Issuers shall mail or otherwise deliver a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of the Depositary, with a copy to the Trustee, stating:

(1)that a Change of Control Offer is being made pursuant to this Section 4.14, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of the Depositary) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Issuers at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on the Change of Control Payment Date);

(2)the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”);

(3)that Notes must be tendered in integral multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest (subject to clause (7) below);

(4)that, unless the Issuers default in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to (i) surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Note completed, or (ii) transfer such Note by book-entry transfer, in either case, to the Issuers, the Depositary, if applicable, or a Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Issuers, the Depositary, the Trustee or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, and that Notes held in book entry form shall be withdrawn in accordance with the procedures of the Depositary;

(7)that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8)any other instructions, as determined by the Issuers consistent with this Section 4.14, that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner provided herein and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that property received such notice without defect.

(b)On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(1)accept for payment all Notes or portions of Notes (in integral multiples of $1,000) validly tendered and not validly withdrawn pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2)No later than 11:00 a.m. (New York City time) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted for payment; and

(3)deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers in accordance with the terms of this Section 4.14.

(c)The Paying Agent shall promptly remit to each Holder of Notes so accepted for payment the Change of Control Payment for such Notes, and the Trustee, upon receipt of an authentication order from the Issuers, shall promptly authenticate and mail or deliver (or cause to be transferred by book entry), or otherwise deliver in accordance with the applicable procedures of the Depositary, to each such Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d)If the Change of Control Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, to the Change of Control Payment Date shall be paid on such Change of Control Payment Date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes are tendered pursuant to the Change of Control Offer.

(e)Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite lenders or holders of Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Issuers shall repay all outstanding Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by a Change of Control Payment or the Issuers shall offer to repay all such Indebtedness, make payment to the lenders or holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant credit facility, indenture or other agreement from the remaining lenders or holders of such Indebtedness. The Issuers covenant to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of this Section 4.14 if the Issuers fail to comply with such covenant.

(f)The Issuers shall not be required to make a Change of Control Offer upon a Change of Control (1) if a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer and such third party purchaser purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase, (2) irrevocable notice of redemption of all of the Notes has been given pursuant to Sections 3.03 and 3.07 of this Indenture, unless there is a default in payment of the applicable redemption price or (3) in connection with a transaction that would constitute a Change of Control, the Company or a third party has made an offer to purchase all notes properly tendered at a price higher than the Change of Control Payment and has purchased all Notes properly tendered in such an offer (an “Alternate Offer”).

(g)Notwithstanding anything to the contrary herein, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer or Alternate Offer.

(h)The Issuers shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of the conflict. The Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Section 4.15	Future Guarantors.

Except as provided below, Parent will cause each of its Restricted Subsidiaries that is not a Guarantor and that incurs or becomes or guarantor of Indebtedness of the Parent, the Issuers or any Restricted Subsidiary under one or more Debt Facilities in the excess of the Minimum Guarantee Amount, to execute and deliver to the Trustee a supplemental indenture to this Indenture, in substantially the form attached as Exhibit B hereto, pursuant to which such Restricted Subsidiary shall provide a Note Guarantee on the terms, including with respect to release provisions, set forth in Article 10; provided, however, that, notwithstanding the foregoing, a Restricted Subsidiary will not be required to provide a Note Guarantee (i) if such Restricted Subsidiary is not a Wholly Owned Subsidiary, or is a Foreign Subsidiary, an Immaterial Subsidiary or a Receivables Subsidiary, or (ii) if such Restricted Subsidiary is prohibited from providing a Note Guarantee pursuant to the terms of any Acquired Indebtedness (or any refinancing thereof), for so long as such Indebtedness remains outstanding.

Section 4.16	Effectiveness of Covenants.

(a)If on any date following the Issue Date:

(1)the Notes have an Investment Grade Rating from at least two of the Rating Agencies;

(2)no Default has occurred and is continuing under this Indenture, and

(3)the Issuers have delivered to the Trustee an Officer’s Certificate certifying to the foregoing provisions of this paragraph (the occurrence of the events described in the foregoing clauses (1), (2) and (3) being collectively referred to as a “Covenant Suspension Event”), then Parent and its Restricted Subsidiaries shall not thereafter be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b)If at any time the credit rating on the Notes is downgraded from an Investment Grade Rating by any Rating Agency, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the occurrence of a Covenant Suspension Event; provided, however, that no Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of the occurrence of a Covenant Suspension Event and the Reinstatement Date is referred to as the “Suspension Period.”

(c)On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of Section 4.09(b). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 shall be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.07(a).

(d)During any Suspension Period, the Managing General Partner may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)The Company shall provide the Trustee and the Holders with prompt written notice of any suspension of the Suspended Covenants or the subsequent reinstatement of such Suspended Covenants. The Trustee shall not have any obligation to monitor the ratings of the Notes, the occurrence or date of any Covenant Suspension Event, Suspension Period or Reinstatement Date and may rely conclusively on such notice and Officer’s Certificate referred to in Section 4.16(a). The Trustee shall not have any obligation to notify the holders of the occurrence or date of any Covenant Suspension Event, Suspension Period or Reinstatement Date, but may provide a copy of such notice and Officer’s Certificate to any Holder upon request.

Section 4.17	Limitations on Activities of Finance Corp.

Finance Corp. may not incur Indebtedness for borrowed money unless (1) the Company or Parent is a borrower, issuer, co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company or Parent or any Restricted Subsidiary, used to acquire outstanding debt securities issued by the Company or Parent or any Restricted Subsidiary or used to repay Indebtedness of the Company or Parent or any Restricted Subsidiary as permitted under Section 4.09. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for Parent or its Restricted Subsidiaries.

Section 4.18	Specified Minerals Disposition

If prior to June 15, 2026, a Specified Minerals Disposition occurs, the Company will be required to make an offer (a “Minerals Disposition Offer”) to all Holders to purchase up to 40% of the aggregate principal amount of Notes then outstanding (the “Minerals Disposition Offer Amount”) at an offer price in cash in an amount equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Indenture, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company shall commence a Minerals Disposition Offer by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds 40% of the aggregate principal amount of Notes outstanding (including Additional Notes), the Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then in accordance with the procedures of DTC or, if the Notes are not listed and not in global form on a pro rata basis.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a)Neither the Company nor Parent shall merge with or into, or amalgamate or consolidate with, or wind up into or undergo an arrangement with (whether or not the Company or Parent, as applicable, is the surviving entity), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Parent and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)the continuing, resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(2)the Successor Company (if other than the Company or Parent, as applicable) expressly assumes all of the obligations of the Company or Parent, as applicable, under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(4)immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or

(B)the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction; and

(5)the Company or Parent, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, arrangement, winding up or disposition, and such supplemental indenture, if any, complies with this Indenture.

(b)Notwithstanding the foregoing, compliance with this covenant will not be required with respect to any statutory conversion of the Parent or the Company to a corporation or another form of entity or for any sale, transfer, assignment, lease or other disposition of assets among the Company or any of its Restricted Subsidiaries that does not result in (i) a release of either of the Issuers of their respective obligations under the Notes or a release of any Guarantor of its Note Guarantee and (ii) the transfer of all or substantially all assets of either of the Issuers or any Guarantor to a Non-Guarantor. Notwithstanding clauses (3) and (4) (but subject to clauses (1), (2) and (5)) Section 5.01(a):

(1)any Restricted Subsidiary of the Parent may consolidate with, amalgamate with, undergo an arrangement with, merge with or into or transfer all or part of its properties and assets to the Parent or another Restricted Subsidiary so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Parent or such Restricted Subsidiary; and

(2)the Parent or the Company may consolidate with, amalgamate with, undergo an arrangement with, merge with or into an Affiliate of the Parent or the Company solely for the purpose of reincorporating the Parent or the Company in another state or territory of the United States or the District of Columbia.

(c)The Company shall not permit any Subsidiary Guarantor to merge with or into, or amalgamate or consolidate with, or wind up into or undergo an arrangement with (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to Parent, the Company or another Guarantor) unless:

(1)(A)the continuing, resulting, surviving or transferee Person (the “Successor Guarantor”), if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(B)immediately after giving effect to such transaction, no Default shall have occurred and be continuing; or

(2)such transaction is made in compliance with, if applicable, Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge or amalgamate or undergo an arrangement with or into or transfer all or part of its properties and assets to the Parent, the Company or any Guarantor or (ii) merge or amalgamate or undergo an arrangement with the Parent or an Affiliate of Parent solely for the purpose of reincorporating the Guarantor in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.

(e)For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02	Successor Entity Substituted.

Upon any consolidation, merger, amalgamation, or winding up, in each case including by way of an arrangement, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers or a Guarantor in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which the Issuers or a Guarantor, as applicable, is merged with or into, or amalgamated or consolidated with or wound up into, or undergoes an arrangement with, or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, assignment, lease, transfer, conveyance or other disposition, the provisions of this Indenture referring to the Issuers or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Issuers or such Guarantor, as applicable), and may exercise every right and power of, the Issuers or such Guarantor, as applicable, under this Indenture, the Notes and the Note Guarantees with the same effect as if such successor Person had been named as the Issuer or such Guarantor, as applicable, herein; provided that, in the case of a lease of all or substantially all its assets, the Issuers shall not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor shall not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a)Each of the following is an “Event of Default”:

(1)default in any payment of interest on any Note when due, continued for 30 days;

(2)default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)failure by any Issuer or any Guarantor to comply with its obligations under Section 5.01;

(4)(i) failure by the Parent for 180 days to comply with any of its obligations, covenants or agreements contained in Section 4.03 and (ii) failure by any Issuer or any Guarantor to comply with any other covenant or agreement in the Notes, this Indenture or the Note Guarantees (other than a failure that is the subject of clauses (1), (2) or (3) of this Section 6.01(a); provided, that such failure shall not constitute an Event of Default until the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then outstanding Notes) or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and such Issuer or Guarantor does not cure such default within 60 days after receipt of such notice;

(5)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Parent or any of its Restricted Subsidiaries), other than Indebtedness owed to Parent or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)is caused by a failure to pay principal on such Indebtedness at its stated maturity or due date (after giving effect to any applicable grace period provided in such Indebtedness) (“payment default”); or

(B)results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains unpaid, aggregates $50.0 million or more (or its foreign currency equivalent), and such payment default is not cured or waived, or such acceleration is not rescinded, or such Indebtedness is not repaid or retired, in each case during the 20 day period commencing upon the end of any applicable grace period for such payment default or the occurrence of such acceleration;

(6) failure by Parent or any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable;

(7)Parent, the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)commences proceedings to be adjudicated bankrupt or insolvent;

(B)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)consents to the appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of it or for all or substantially all of its property;

(D)makes a general assignment for the benefit of its creditors; or

(E)admits in writing its inability to pay its debts as they become due;

(8)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Company, Parent, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company, Parent, any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)appoints a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of the Company, Parent, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, Parent, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)orders the liquidation, dissolution, readjustment of debt, reorganization or winding up of the Company, Parent, or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a final and non-appealable judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or its Note Guarantee.

(b)In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(5) has occurred and is continuing, and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article 6, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)the default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured by the Company or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto; and

(2)(A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02	Acceleration.

(a)If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company) occurs and is continuing, the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then outstanding Notes) by written notice to the Issuers, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Issuers and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such a declaration, such principal of and accrued and unpaid interest, if any, all outstanding Notes shall be due and payable immediately. Notwithstanding anything in this Indenture to the contrary, a notice of Default may not be given with respect to any action take, any inaction that occurred or any event that took place, in each case, that was either reported publicly or reported to Holders more than two years prior to such notice of Default.

(b)If an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any past or existing Default and rescind any acceleration with respect to the Notes and its consequences hereunder, except a continuing Default in the payment of the principal or interest on any Note held by a non-consenting Holder; provided that, in the case of the rescission of any acceleration with respect to the Notes, (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all outstanding amounts owing to the Trustee have been paid.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default resulting solely because the Initial Default existed shall be deemed cured, and shall be deemed annulled, waived and rescinded without any further action required.

Section 6.05	Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or any Note Guarantee, or that it determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other Holder) or that would involve the Trustee in personal liability or expense for which the Trustee has not been offered an indemnity satisfactory to it.

Section 6.06	Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes or for the appointment of a receiver or a trustee, or for any other remedy hereunder, unless:

(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)the Holders of at least 25% in principal amount of the then outstanding Notes have made a written request to the Trustee in writing to pursue the remedy;

(3)such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any fee, cost, damage, claim, loss, liability, costs or expense (including reasonable attorney’s fees and expenses);

(4)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions or forbearances by a Holder prejudices the rights of any other Holders or obtains preference or priority over such other Holders.

Section 6.07	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or modified in a manner adverse to any Holder without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12	Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13	Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1)to the Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the it and the costs and expenses of collection;

(2)to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3)to the Issuers or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuers and to each Holder in the manner set forth in Section 12.01.

Section 6.14	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a)  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(1)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Trustee shall not be liable except for the performance of such duties, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates and/or opinions furnished to the Trustee and conforming on their face to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee may (but shall in no way be obligated to) make further inquiry or investigation into such facts or materials as it sees fit.

(c)The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)this clause (c) shall not be construed to limit the effect of clause (b) of this Section 7.01;

(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)the Trustee shall not be liable with respect to any action it takes or omits in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

(g)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or power.

Section 7.02	Rights of Trustee.

(a)The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper Person.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and an Opinion of Counsel conforming to Section 12.03.  The Trustee shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes, including any Opinion of Counsel, shall be full and complete authorization and protection from liability in respect to any action taken or omitted to be taken by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(c)The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(f)The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Issuers, but the Trustee may require of the Issuers full information and advice as to the performance of the covenants, conditions and agreements contained herein.

(g)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein;

(h)Except for an Event of Default under Section 6.01(a)(1) or (2), the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Agents and to each other agent, custodian and Person employed to act hereunder.

(j)In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(k)In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)[Reserved].

(m)Any request or direction of the Issuers or other Person mentioned herein shall be sufficiently evidenced by an Officer’s Certificate or certificate of an Officer of such other Person and any resolution of the Board of Directors of the Issuers or of such other Person may be sufficiently evidenced by a board resolution certified by the secretary or assistant secretary (or similar officer) of such Person.

(n)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of the percentage of Holders specified herein unless such Holders shall have furnished to (or caused to be furnished to) the Trustee security or indemnity satisfactory to it against the fees, costs, losses, expenses, claims and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby.

(o)Nothing in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

(p)No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action would violate applicable law binding upon it.

(q)The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the name of the individuals and/or titles of officers authorized at such time to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such Officer’s Certificate previously delivered and not superseded, and may be updated and delivered to the Trustee at any time by the Issuers in its discretion.

Section 7.03	Individual Rights of the Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or any other agent of the Trustee may do the same with like rights.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any other Person in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee has actual knowledge as provided in Section 7.02(h), the Trustee shall mail or otherwise deliver to each Holder a notice of the Default within 90 days after it occurs.  Except in the case of a Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the best interests of the Holders.

Section 7.06	Compensation and Indemnity.

(a)The Issuers and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its services as shall be agreed to in writing from time to time by the Company, the Guarantors and the Trustee.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Issuers and the Guarantors, jointly and severally, shall indemnify, defend and protect the Trustee and hold the Trustee (in its individual and trustee capacities), its agents, representatives, officers, directors, employees and attorneys against any and all loss, liability, damage, claim (whether asserted by the Issuers, a Guarantor, a Holder or any other person) or expense (including taxes (other than taxes based upon, measured by or determined by the earnings or income of the Trustee) and reasonable compensation and expenses and disbursements of the Trustee’s counsel) arising out of or in connection with the administration of this trust and the performance of its duties, or in connection with the enforcement of any rights hereunder, or arising out of or in connection with the exercise or performance of any of its rights or powers hereunder, including the costs and expenses of defending itself, including reasonable attorneys’ fees and expenses, against any claim (whether asserted by the Issuers, a Holder or any other Person), enforcing this Section 7.06 or liability in connection with the exercise or performance of any of its powers or duties hereunder, and including reasonable attorneys’ fees and expenses and court costs incurred in connection with any action, claim or suit brought to enforce the Trustee’s right to compensation, reimbursement or indemnification.  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation in such defense.  The Trustee may have separate counsel of its selection and the Issuers shall pay the fees and expenses of such counsel.  Notwithstanding the foregoing, the Issuers need not reimburse any expense or indemnify against any loss, cost, liability, damage, claim or expense incurred by the Trustee through its own willful misconduct or gross negligence as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b)To secure the Issuers’ payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, other than money or property held in trust to pay principal of and interest, if any, on particular Notes.

(c)The Issuers’ payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(7) or (8) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07	Replacement of Trustee.

(a)The Trustee may resign at any time by giving 30 days’ prior notice of such resignation to the Issuers and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee upon 30 days’ prior notice to the Trustee and the Issuers in writing. The Issuers shall remove the Trustee if:

(1)the Trustee is no longer eligible under Section 7.09;

(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)a receiver or public officer takes charge of the Trustee or its property; or

(4)the Trustee otherwise becomes incapable of acting.

(b)If the Trustee resigns or has been removed by the Holders, Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuers.

(c)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall send a notice of its succession to Holders, and include in the notice its name and address of its corporate trust office.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in principal amount of the Notes may petition, in each case, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the Notes.

(f)Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ and Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(g)As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.08	Successor Trustee by Merger.

(a)If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee, subject to Section 7.09 hereof.

(b)In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any applicable predecessor Trustee, and deliver such Notes so authenticated; and in case at that time the Issuers have delivered an Authentication Order but there are any Notes that have not been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which the Notes provide or this Indenture provides that the certificate of the Trustee shall have.

Section 7.09	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.

Section 7.10	Limitation on Trustee’s Liability.

Except as provided in this Article 7, in accepting the trusts hereby created, the entity acting as Trustee is acting solely as Trustee hereunder and not in its individual capacity and, except as provided in this Article 7, all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Issuers for payment or satisfaction thereof.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

(a)Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2), and to have satisfied all of its other obligations under such Notes (including the Note Guarantees) and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.05;

(2)the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4)this Section 8.02.

(b)Following the Issuers’ exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuers exercise their Legal Defeasance option, the Note Guarantees in effect at such time shall terminate.

(c)Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03	Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers, the Restricted Subsidiaries and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 3.10, 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.18 and 9.06 and

clause (4) of Section 5.01(a) with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (solely with respect to the failure of the Issuers or Parent to comply with Section 5.01(a)(4)), 6.01(a)(4) (solely with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries of Parent that, taken together would constitute a Significant Subsidiary), 6.01(a)(8) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries of Parent that, taken together would constitute a Significant Subsidiary) and 6.01(a)(9), in each case, shall not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

(a)The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants (in the case of a deposit of Government Securities) without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which Parent or any of its Restricted Subsidiaries is a party or by which Parent or any of its Restricted Subsidiaries is bound;

(5)no Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)the Issuers have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers, any Guarantor or others; and

(7)the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) (which the Trustee shall not be obligated to reinvest) deposited with Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuers.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the

Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as Trustee thereof, shall thereupon cease.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Issuers make any payment of principal, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders.

(a)Notwithstanding Section 9.02, without the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1)cure any ambiguity, omission, defect or inconsistency;

(2)issue Additional Notes in compliance with Section 2.01 and Section 4.09;

(3)provide for the assumption by a successor of the obligations of an Issuer or any Guarantor under this Indenture, the Notes or the Note Guarantees in accordance with Section 5.01;

(4)provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes;

(5)to comply with the rules of any applicable Depositary;

(6)(i) add Guarantors with respect to the Notes or (ii) release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(7)secure the Notes and the Note Guarantees;

(8)add covenants of Parent or its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(9)make any change that does not materially adversely affect the legal rights under this Indenture of any Holder;

(10)evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; provided that such successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11)conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees, as set forth in an Officer’s Certificate; or

(12)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

(b)Upon the request of the Issuers, and upon receipt by the Trustee of the documents described in Section 12.03, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

(c)After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a written notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.02	With Consent of Holders.

(a)Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantee with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07, any existing or past Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)Upon the request of the Issuers, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.03, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance thereof.

(d)After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e)Without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.02 may:

(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)reduce the principal of or extend the Stated Maturity of any Note;

(4)waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a default other than a payment default and a waiver of the payment default that resulted from such acceleration);

(5)reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Section 3.07, other than with respect to minimum notice periods;

(6)make any Note payable in money other than that stated in the Note;

(7)impair the contractual right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)modify the Note Guarantees in any manner materially adverse to the Holders.

(f)A consent to any amendment, supplement or waiver of this Indenture, the Notes or any Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

(g)For the avoidance of doubt, amendments to Sections 3.09, 3.10, 4.10, 4.14 and 4.18 shall not be deemed to require the consent of each Holder of an affected Note.

Section 9.03	Revocation and Effect of Consents.

(a)Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver that is effective in accordance with this Indenture thereafter binds every Holder.

(b)The Issuers may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04	Notation on or Exchange of Notes.

(a)The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05Trustee to Sign Amendments, etc..

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall receive and, subject to Section 7.01, shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01	Guarantee.

(a)Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and the Agents and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders, the Trustee or any Agent hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Issuers when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under this Indenture have been paid in full, or pursuant to Section 10.06.

(c)Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03	Execution and Delivery.

(a)To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer, director or person holding an equivalent title.

(b)Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)If the person whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantees shall be valid nevertheless.

(d)The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04	Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05	Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06	Release of Note Guarantees

(a)A Note Guarantee by a Guarantor, together with all of its Obligations under this Indenture, shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1) in the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of (i) all or substantially all of the assets of such Subsidiary Guarantor or (ii) Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions described in Section 4.10 and Article 5 (it being understood that only such portion of the Net Proceeds as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time);

(2) in the case of a Restricted Subsidiary that after the Issue Date is required to provide a Note Guarantee pursuant to Section 4.15, it ceases to be a borrower or guarantor of Indebtedness of the Parent, the Issuers or any Restricted Subsidiary under one or more Debt Facilities in excess of the Minimum Guarantee Amount, except a release or discharge by or as a result of payment under such Guarantee, provided that such Subsidiary Guarantor will provide a Note Guarantee thereafter as and to the extent required under Section 4.15;

(3)the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Indenture; or

(4)the Issuers’ exercise of their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuers’ obligations under this Indenture being discharged in accordance with the terms of Article 11 of this Indenture;

(b)At the written request of the Issuers, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee; provided that in the case of a release of a Note Guarantee of a Subsidiary Guarantor not involving a Legal Defeasance or Covenant Defeasance or a satisfaction and discharge of this Indenture, prior to executing such documents, the Trustee shall be entitled to receive from the Issuers an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions precedent to such release have been satisfied. Any failure by the Trustee to execute such documents shall, however, not affect the automatic release and discharge of the Note Guarantee and the other obligations of any Guarantor as contemplated by the foregoing provisions of this Section 10.06.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

(a)This Indenture shall be discharged and will cease to be of further effect as to all Notes when either:

(1)all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(2)(A)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (in the case of a deposit of Government Securities) without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(C)the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 11.01(a), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02	Application of Trust Money.

(a)Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or any Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.02(a); provided that if the Issuers have made any payment of principal, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash held in U.S. dollars or U.S. dollar-denominated Government Securities held by the Trustee or Paying Agent, as the case may be.

(c)The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 11.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

ARTICLE 12

MISCELLANEOUS

Section 12.01	Notices.

(a)Any notice or communication to the Issuers, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail or equivalent (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission with transmission confirmed. In each case, the notice or communication shall be addressed as follows:

if to the Issuers or any Guarantor:

Alliance Resource Partners, L.P.

1717 South Boulder Avenue, Suite 400,

Tulsa, Oklahoma 74119

Fax No.: 918-295-7361

Attention: Chief Financial Officer

if to the Trustee:

Computershare Trust Company, N.A.,

1505 Energy Park Drive

St. Paul, MN 55108

Attention: Corporate Trust Services – Alliance Resource Administrator

The Issuers, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; receipt acknowledged, if sent by facsimile or electronic transmission (in PDF format) capable of producing a printed copy; or five days after mailing, if mailed by first-class mail (or equivalent) to the address above in Section 12.01(a); provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)Except as provided in Section 12.01(e), any notice or communication to a Holder shall be mailed by first-class mail (or equivalent) (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee deems acceptable and shall be deemed to be sufficiently given if so sent within the time prescribed. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any written notice or communication that is delivered in person or mailed by first-class (or equivalent) mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

(d)Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission (in PDF format); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions and (3) receipt of such unsecured facsimile or electronic transmissions is confirmed by a Responsible Officer of the Trustee. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g)If the Issuers send a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02	Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers or any Guarantor to the Trustee to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition and the related definitions;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4)a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.05	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for their respective functions.

Section 12.06	No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of an Issuer or any Guarantor or the Managing General Partner or any entity controlling, directly or indirectly, any of the foregoing shall have any liability for any obligations of an Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07	Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08	Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Parent or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10	Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors and assigns. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.11	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12	Counterpart Originals.

This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (the “UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 12.13	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14	U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this

Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.15	Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

ALLIANCE RESOURCE OPERATING PARTNERS, L.P. By: MGP II, LLC, its Managing General Partner

By:	/s/ Cary P. Marshall
	Name:	Cary P. Marshall
	Title:	Senior Vice President and Chief Financial Officer

ALLIANCE RESOURCE FINANCE CORPORATION

By:	/s/ Cary P. Marshall
	Name:	Cary P. Marshall
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Indenture]

ALLIANCE RESOURCE PARTNERS, L.P., as a Guarantor By: ALLIANCE RESOURCE MANAGEMENT GP, LLC, its Managing General Partner

By:	/s/ Cary P. Marshall
	Name:	Cary P. Marshall
	Title:	Senior Vice President and Chief Financial Officer

AR MIDLAND, LP, as a Guarantor By: ALLROY GP, LLC, its Managing General Partner

By:	/s/ Cary P. Marshall
	Name:	Cary P. Marshall
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Indenture]

ALLIANCE COAL, LLC
ALLIANCE DESIGN GROUP, LLC
ALLIANCE LAND, LLC
ALLIANCE MINERALS, LLC
ALLIANCE RESOURCE PROPERTIES, LLC
ALLIANCE ROYALTY, LLC
ALLIANCE WOR PROPERTIES, LLC
ALLROY GP, LLC
ARP SEBREE, LLC
ARP SEBREE SOUTH, LLC
BACKBONE MOUNTAIN, LLC
CAVMM, LLC
CR MACHINE SHOP, LLC
CR SERVICES, LLC
EXCEL MINING, LLC
GIBSON COUNTY COAL, LLC
HAMILTON COUNTY COAL, LLC
MC MINING, LLC
METTIKI COAL, LLC
METTIKI COAL (WV), LLC
MGP II, LLC
MID-AMERICA CARBONATES, LLC
MT. VERNON TRANSFER TERMINAL, LLC
PENN RIDGE COAL, LLC
RIVER VIEW COAL, LLC
ROUGH CREEK MINING, LLC
TUNNEL RIDGE, LLC
UC COAL, LLC
UC MINING, LLC
UC PROCESSING, LLC
WARRIOR COAL, LLC
WOR LAND 6, LLC,

as Guarantors

By:	/s/ Cary P. Marshall
Name:	Cary P. Marshall
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Beth Murray
	Name:	Beth Murray
	Title:	Assistant Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO

INITIAL NOTES AND ADDITIONAL NOTES

Section 1.1Definitions.

(a)  Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems clearance system or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.3(d)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(d)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(d)
“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(a)

Section 2.1Form and Dating

(a)  The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuers to the initial purchasers thereof and (ii) only resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Such Initial Notes may only thereafter be transferred to, among others, QIBs, and purchasers in reliance on Regulation S. Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b)  Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuers and authenticated by the Trustee as provided in the Indenture. The Rule 144A Global Note and the Regulation S Global Note each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.3(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuers shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A, and pursuant to an Authentication Order of the Issuers, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee, as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee, as Custodian, or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in, and in accordance with, Section 2.3 and Section 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2Authentication Order. The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuers (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $400,000,000 and (b) subject to the terms of the Indenture, Additional Notes. Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

Section 2.3Transfer and Exchange.

(a)  Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)  to register the transfer of such Definitive Notes; or

(ii)  to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)  in the case of Definitive Notes that are Transfer Restricted Notes, they are accompanied by the following additional information and documents, as applicable:

(A)  if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B)  if such Definitive Notes are being transferred to an Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C)  if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with (i) Rule 144A, (ii) Regulation S, (iii) Rule 144 under the Securities Act or (iv) in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Issuers or the Trustee so requests in connection with transfers described in clauses (ii), (iii) or (iv), an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the applicable legend set forth in Section 2.3(e)(i) of this Appendix A.

(b)  Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below and the requirements set forth in the Restricted Notes

Legend. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar, together with:

(i)  (A) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to the Issuers, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a Person who the transferor reasonably believes is a QIB and in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, (6) pursuant to Rule 144 under the Securities Act or (7) pursuant to another available exemption from registration under the Securities Act and (B) in the case of clauses (5), (6) and (7), if so requested, based upon an opinion of counsel reasonably satisfactory to the Issuers or the Trustee under the Securities Act; and

(ii)  written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding, the Issuers may issue and the Trustee shall authenticate, upon receipt of an Authentication Order of the Issuers in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c)  Transfer and Exchange of Global Notes. (i)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note, and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor and in compliance with the requirements set forth in the Restricted Notes Legend.

(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred. If the Issuers or the Trustee so requests in connection with transfers of a beneficial interest in one Global Note to a beneficial interest in another Global Note described under boxes (5), (6) and (7) of the form provided on the reverse side of the Initial Notes, such request for transfer shall be accompanied by an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the applicable legend set forth in Section 2.3(d)(i) of this Appendix A.

(ii)  Notwithstanding any other provisions of this Appendix A, a Global Note may not be transferred except as a whole and not in part by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)  Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuers, (2) so long as such note is eligible for resale pursuant to Rule 144A, to a person whom the selling Holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 under the Securities Act, (5) in accordance with another exemption from the registration requirements of the Securities Act or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, and in the case of clauses (3), (4) and (5), if so requested, based upon an opinion of counsel reasonably satisfactory to the Issuers or the Trustee. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii)  Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(e)  Legends.

(i)  Except as permitted by this Section 2.3(d) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH

TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF (A) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (C) A GOVERNMENTAL PLAN, CHURCH PLAN, NON-U.S. PLAN, OR OTHER PLAN OR ARRANGEMENT SUBJECT TO THE PROVISIONS OF ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”) OR (D) AN ENTITY THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii)  Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Initial Notes).

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(f)  Obligations with Respect to Transfers and Exchanges of Notes.

(i)  Subject to compliance with the requirements herein, to permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee, upon receipt of an

Authentication Order, shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)  No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of the Indenture), but the Issuers may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith (other than any such transfer tax or other governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.10, 4.14 and 9.04 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)  All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(v)  The Issuers, the Registrar and the Trustee may request such evidence as may be reasonably requested by them to determine the identity and signatures of the transferor and the transferee.

(g) No Obligation of the Trustee.

(i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.4Definitive Notes.

(a)  A Global Note deposited with the Depositary or with the Trustee, as Custodian pursuant to Section 2.1 of this Appendix A may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuers within 90 days of such notice or after the Issuers becomes aware of such event, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary or (iii) the Issuers, in their sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that they elect to cause the issuance of Definitive Notes under the Indenture. In addition, any Affiliate of the Issuers or any Guarantor that is a beneficial owner of all or part of a Global Note may, upon the written consent of the Issuers, have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuers and the Trustee and such opinions of counsel, certificates or other information as may be required by the Indenture or the Issuers or Trustee.

(b)  Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall bear the Restricted Notes Legend.

(c)  The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)  In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP [ ]

ISIN [ ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

8.625% Senior Notes due 2029

No. [A-__] [S-__]	[$ ]

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

and

ALLIANCE RESOURCE FINANCE CORPORATION

promise to pay to [CEDE & CO.]2 [                             ] or registered assigns the principal sum [of $               (               Dollars), as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto]3 [of $               (               Dollars)],4 on June 15, 2029.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

[1]	Rule 144A Note CUSIP: 01879N AC9

Rule 144A Note ISIN: US01879NAC92

Regulation S Note CUSIP: U0187N AB7

Regulation S Note ISIN: USU0187NAB74

[2]	Include in Global Notes
[3]	Include in Global Notes
[4]	Include in Definitive Notes

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

ALLIANCE RESOURCE OPERATING PARTNERS, L.P. By: MGP II, LLC, its Managing General Partner

By:
Name:
Title:

ALLIANCE RESOURCE FINANCE CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: [                                  ] [   ], [   ]

[Reverse Side of Note]

8.625% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.INTEREST. Alliance Resource Operating Partners, L.P., a Delaware limited partnership (the “Company”), and Alliance Resource Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), promise jointly to pay interest on the principal amount of this Note at 8.625% per annum until but excluding maturity. The Issuers shall pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), provided that the first Interest Payment Date shall be [            ]. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at the interest rate on the Notes; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.METHOD OF PAYMENT. The Issuers shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency designated by the Issuers, except that the Issuers may, at their option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Note Registrar; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to an account in the continental United States to the Issuers or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.PAYING AGENT AND REGISTRAR. Initially, Computershare Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. The Issuers or any of the Restricted Subsidiaries may act as Paying Agent (except for purposes of Article 8 and Article 11 of the Indenture) or Registrar.

4.INDENTURE. The Issuers issued the Notes under an Indenture, dated as of June 12, 2024 (the “Indenture”), among the Issuers, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as its 8.625% Senior Notes due 2029. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture (which for greater certainty includes the right of exchange of the Notes provided in Appendix A to the Indenture, which is an express term of this Note). The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Issuers, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and evidence as to the signature and identity of a transferor and transferee of the Notes, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and no reliance may be placed thereon.

13.GUARANTEES. The payment by the Issuers of the principal of and interest on the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors on the terms set forth in the Indenture.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

Fax No.: 918-295-7361
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: __________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)☐to an Issuer; or

(2)☐to the Registrar for registration in the name of the Holder, without transfer; or

(3)☐pursuant to an effective registration statement under the Securities Act of 1933; or

(4)☐to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1993, as amended, (“Rule 144A”) under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)☐outside the United States of America in an offshore transaction to a foreign person within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 903 or Rule 904 under the Securities Act of 1933 and such Note shall be held, immediately after the transfer, through Euroclear or Clearstream until the expiration of the Distribution Compliance Period (as defined in the Indenture); or

(6)☐pursuant to Rule 144 under the Securities Act of 1933 or

(7)☐another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, 4.14 or 4.18 of the Indenture, check the appropriate box below:

[   ] Section 4.10 [   ] Section 4.14 [   ] Section 4.18

(Asset Disposition Offer) (Change of Control Offer)(Minerals Disposition Offer)

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Alliance Resource Operating Partners, L.P., a Delaware limited partnership (the “Company”), the Company, Alliance Resource Finance Company, a Delaware corporation (together with the Company, the “Issuers”), the Existing Guarantors named herein, and Computershare Trust Company, N.A., as the Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 12, 2024, providing for the issuance of an unlimited aggregate principal amount of 8.625% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.Counterparts. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (the

“UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

6.Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Issuers. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ALLIANCE RESOURCE OPERATING PARTNERS, L.P. BY: MGP II, LLC, ITS MANAGING GENERAL PARTNER

BY:
NAME:
TITLE:

ALLIANCE RESOURCE FINANCE CORPORATION

BY:
NAME:
TITLE:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: